Exhibit 2.3

ASSET PURCHASE AGREEMENT

BY AND AMONG

GATEHOUSE MEDIA, INC.

HERALD MEDIA, INC.

and

CP MEDIA, INC.

DATED: AS OF MAY 5, 2006

ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS

1. PURCHASE AND SALE OF ASSETS		1

1.1	PURCHASED ASSETS	1
1.2	EXCLUDED ASSETS	3
1.3	ASSUMPTION OF LIABILITIES	4
1.4	RETAINED LIABILITIES	6

2. AGGREGATE CONSIDERATION		7

2.1	AGGREGATE CONSIDERATION	7
2.2	PAYMENT OF CASH AMOUNT	8
2.3	DETERMINATION OF NET WORKING CAPITAL; ADJUSTMENT OF THE AGGREGATE CONSIDERATION	8
2.4	ALLOCATION OF AGGREGATE CONSIDERATION	9

3. THE CLOSING		10

3.1	TIME AND PLACE OF CLOSING	10
3.2	DELIVERY OF DOCUMENTS OF TITLE	10
3.3	DELIVERY OF PURCHASED ASSETS; ACCESS TO BOOKS AND RECORDS	10
3.4	DELIVERY OF DOCUMENTS BY THE BUYER	11
3.5	FURTHER ASSURANCES	11

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER		11

4.1	ORGANIZATION AND QUALIFICATION OF THE SELLER; SUBSIDIARIES	12
4.2	AUTHORIZATION OF TRANSACTION	12
4.3	NO CONFLICT	12
4.4	CONSENTS, APPROVALS, ETC	13
4.5	COMPLIANCE WITH CHARTER, OBLIGATIONS AND LAWS	13
4.6	FINANCIAL STATEMENTS	13
4.7	UNDISCLOSED LIABILITIES; INDEBTEDNESS	14
4.8	ABSENCE OF CERTAIN CHANGES	14
4.9	TAXES	15
4.10	REAL PROPERTY; TANGIBLE ASSETS	16
4.11	INTELLECTUAL PROPERTY RIGHTS	17
4.12	MATERIAL CONTRACTS	18
4.13	LABOR AND EMPLOYEE RELATIONS	19
4.14	EMPLOYEE BENEFITS AND ERISA	20
4.15	ENVIRONMENTAL MATTERS	21
4.16	LITIGATION	22
4.17	FINDER’S FEES	22
4.18	TRANSACTIONS WITH INTERESTED PERSONS	23
4.19	BOOKS AND RECORDS	23
4.20	INSURANCE	23
4.21	PAID CIRCULATION; SIGNIFICANT SUPPLIERS	23
4.22	KNOWLEDGE	24
4.23	SOLE REPRESENTATIONS AND WARRANTIES	24
4.24	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	24

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER		24

5.1	ORGANIZATION OF THE BUYER	24

5.2	AUTHORITY	25
5.3	NO CONFLICT	25
5.4	LITIGATION	25
5.5	FINANCIAL CAPABILITY	25
5.6	FINDER’S FEE	25
5.7	SOLE REPRESENTATIONS AND WARRANTIES	25
5.8	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	26

6. COVENANTS OF HERALD MEDIA AND THE SELLER		26

6.1	CONDUCT OF BUSINESS	26
6.2	DUE DILIGENCE; ACCESS TO INFORMATION	27
6.3	INSTITUTIONAL BANK FINANCING	28
6.4	FINANCIAL INFORMATION	28
6.5	NO OTHER NEGOTIATIONS	29
6.6	WAIVERS, CONSENTS AND APPROVALS	30
6.7	HART-SCOTT-RODINO ACT	30
6.8	PUBLIC DISCLOSURE	30
6.9	INJUNCTIVE RELIEF	30
6.10	FEES AND EXPENSES	30

7. COVENANTS OF THE BUYER		31

7.1	CONSUMMATION OF THE AGREEMENT	31
7.2	WAIVERS, CONSENTS AND APPROVALS	31
7.3	HART-SCOTT-RODINO ACT	31
7.4	ENVIRONMENTAL ASSESSMENTS AND REVIEWS	32
7.5	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION	32
7.6	PUBLIC DISCLOSURE	33
7.7	INJUNCTIVE RELIEF	33
7.8	FEES AND EXPENSES	34

8. COVENANTS OF SELLER AND BUYER WITH RESPECT TO EMPLOYEES		34

8.1	OFFER OF EMPLOYMENT	34
8.2	EMPLOYEE BENEFITS	35
8.3	DEFINED CONTRIBUTION PLANS	35
8.4	FUTA AND FICA TAXES	36
8.5	NO LIABILITY	36
8.6	NO THIRD PARTY BENEFICIARIES	36

9. CONDITIONS TO THE CLOSING		36

9.1	ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF EACH PARTY	36
9.2	ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE BUYER	37
9.3	ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE SELLER	38

10. TERMINATION OF AGREEMENT		39

10.1	TERMINATION	39
10.2	PROCEDURE FOR TERMINATION	39
10.3	EFFECT OF TERMINATION	39

11. ADDITIONAL RIGHTS AND OBLIGATIONS SUBSEQUENT TO THE CLOSING		39

11.1	COLLECTION OF ASSETS	39
11.2	SURVIVAL OF WARRANTIES	40
11.3	FURTHER COOPERATION	40
11.4	TRANSFER TAXES	40
11.5	FCC LICENSE	41

11.6	CONDITIONAL TEMPORARY AUTHORIZATION UNDER THE FCC LICENSE	41
11.7	TRANSFER OF FUNDS FROM ACCOUNTS TRANSFERRED TO BUYER PURSUANT TO SECTION 1.1(VI)	41
11.8	ENVIRONMENTAL ASSURANCES	41

12. INDEMNIFICATION		42

12.1	DEFINITIONS	42
12.2	INDEMNIFICATION BY HERALD MEDIA AND THE SELLER	42
12.3	INDEMNIFICATION BY THE BUYER	43
12.4	DEFENSE OF THIRD PARTY ACTIONS	43
12.5	PURCHASE PRICE ADJUSTMENT	44

13. GENERAL PROVISIONS		45

13.1	NOTICES	45
13.2	ENTIRE AGREEMENT	45
13.3	SEVERABILITY	46
13.4	ASSIGNABILITY	46
13.5	AMENDMENT	46
13.6	COUNTERPARTS	46
13.7	EFFECT OF TABLE OF CONTENTS AND HEADINGS	47
13.8	GOVERNING LAW; JURISDICTION; SPECIFIC PERFORMANCE	47

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A	Transition Services Term Sheet
Exhibit B	Affidavit of Non-Foreign Status
Exhibit C	Form of Confidentiality, Nonsolicitation and Noncompetition Agreement

SCHEDULES:

Schedule 1	Newspapers and Related Publications
Schedule 1.2(viii)	Excluded Intellectual Property
Schedule 1.2(xi)	Excluded Contracts
Schedule 1.2(xiv)	Herald Interactive Furniture and Fixtures
Schedule 1.3(v)	Operating Leases
Schedule 4.3	No Conflict
Schedule 4.4	Consents
Schedule 4.6	Unaudited Financial Statements
Schedule 4.7	Liabilities
Schedule 4.8	Changes
Schedule 4.9	Taxes
Schedule 4.10(i)	Owned Property
Schedule 4.10(ii)	Real Property Leases
Schedule 4.11(i)	Scheduled Intellectual Property
Schedule 4.11(ii)	Affiliate Intellectual Property
Schedule 4.11(iii)	Intellectual Property used in the Business
Schedule 4.12	Material Contracts
Schedule 4.13	Employment and Consulting Agreements
Schedule 4.14	Employment Benefits; ERISA
Schedule 4.15	Environmental Matters
Schedule 4.16	Litigation
Schedule 4.18	Transactions with Interested Parties
Schedule 4.20	Insurance
Schedule 4.21(i)	Paid Circulation
Schedule 4.21(ii)	Significant Suppliers
Schedule 4.22	Knowledge
Schedule 5.3	Consents
Schedule 8.1	Excluded Employees
Schedule 9.2(iv)	Closing Consents, Approvals, Notices
Schedule 9.2(xii)	Confidentiality, Nonsolicitation and Noncompetition Agreements

LIST OF DEFINED TERMS

Term	Section

2005 Financial Statements	4.6(i)
Affiliate	1.2(ii)(a)
Affiliate Intellectual Property	4.11(ii)
Aggregate Consideration	2.1
Asset Allocation Schedule	2.4
Assumed Liabilities	1.3
Audited Financial Statements Base Balance Sheet	6.4(i) 1.1(i)
Business	Recital
Buyer	Preamble
Buyer’s 401(k) Plan	8.3(i)
Buyer’s Financial Statements Buyer’s Indemnified Persons	6.4(ii) 12.1
Buyer’s Representatives	7.5(i)
Cash Amount	2.1(ii)
Closing	3.1
Closing Amount	2.2
Closing Balance Sheet	2.3(ii)
Closing Date	3.1
Closing Net Working Capital Amount	2.3(ii)
Closing Statement	2.3(ii)
COBRA	4.14(iv)
Code	2.4
Competing Transaction	6.5
Confidential Information	7.5(ii)
Contracts	1.1(ii)
Disabled Employees	8.1
Employer Security	4.14(v)
Environmental Law	4.15(vii)(a)
Environmental Insurance Policy	11.8
Environmental Permits	4.15(i)
ERISA	4.14(i)
ERISA Affiliate	4.14(ii)
Escrow Agent	2.2
Escrow Agreement	9.1(iii)
Escrow Amount	2.2
Estimated Closing Balance Sheet	2.3(i)
Estimated Net Working Capital Amount	2.3(i)
Excluded Assets	1.2
FCC	11.5
FCC License	11.5
FICA	8.4

Framingham Property	11.8
FUTA	8.4
GAAP	2.3(ii)
Governmental Authority	11.4
Governmental Orders	4.3
Hazardous Substance	4.15(vii)(b)
Herald Media	Preamble
HSR Act	6.7
Indemnified Person	12.1
Indemnifying Person	12.1
Independent CPA	2.3(vii)
Intellectual Property Rights	1.1(iv)
Interim Financial Statements	4.6(ii)
Law	2.4
Leased Properties	4.10(ii)
Leased Property	4.10(ii)
Liens	4.10(i)
Losses	12.1
Material Adverse Effect	4.1
Material Contract	4.12(i)
Multiemployer Plan	4.14(ii)
Non-Disclosure Period	7.5 (i)
Owned Properties	4.10(i)
Owned Property	4.10(i)
Parties	Preamble
Party	Preamble
Permitted Liens	4.10(i)
Person	1.2(ii)(a)
Purchased Assets	1.1
Real Property	4.10(iii)
Real Property Lease	4.10(ii)
Real Property Leases	4.10(ii)
Regulation S-X Release	4.6(i) 4.15(vii)(c)
Resolution Period	2.3(vii)
Retained Liabilities	1.4
Retention Period	3.3
Review Period	2.3(iii)
Scheduled Intellectual Property	4.11(i)
Seller	Preamble
Seller Benefit Plans	4.14(i)
Seller 401(k) Plan	8.3(i)
Seller’s Indemnified Persons	12.1
Significant Supplier	4.21(ii)
Stub Period Financial Statements Target Working Capital	6.4(i) 2.2
Tax	4.9(v)
Tax Return	4.9(vi)
Taxing Authority	4.9(vii)
Termination Date	10.1(iii)
Third Party Action	12.1
Transfer Taxes	11.4
Transferred Employees	8.1
Transition Services Agreement	9.2(vii)
Threshold Amount	12.2(iii)
Online Services Agreement	9.2(vi)

2

ASSET PURCHASE AGREEMENT

AGREEMENT entered into as of the 5th day of May, 2006 by and among GateHouse Media, Inc., a Delaware corporation (the “Buyer”), CP Media, Inc., a Massachusetts corporation (the “Seller”) and a wholly owned subsidiary of Herald Media, Inc., a Massachusetts corporation (“Herald Media”), and Herald Media. The Buyer, the Seller and Herald Media are each sometimes referred to individually as a “Party” and are referred to collectively herein as the “Parties.”

RECITALS:

WHEREAS, the Seller is engaged in the business of publishing for distribution and sale to the general public several daily and weekly community newspapers and related publications under the mastheads and names listed on Schedule 1 (the “Business”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Buyer wishes to acquire the Business of the Seller as a going concern and substantially all of the assets of the Seller used in the Business, subject to certain liabilities, for the consideration provided herein;

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller is prepared to sell the Business as a going concern and substantially all of its assets to the Buyer for the consideration provided herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. PURCHASE AND SALE OF ASSETS.

1.1 Purchased Assets. Subject to the provisions of this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, at the Closing (as defined in Section 3.1 hereof), the Business as a going concern and all of the Seller’s assets of every kind and description as the same now exist, other than the Excluded Assets (as defined in Section 1.2 hereof). The assets purchased hereunder (the “Purchased Assets”) shall include, without limitation, the following rights, assets and properties:

(i) All of the assets reflected on the unaudited balance sheet of the Seller dated March 5, 2006 (the “Base Balance Sheet”), other than those assets which are specifically identified as Excluded Assets, with only such changes therein as have occurred in the ordinary course of the Business since March 5, 2006. Such assets shall include, without limitation, all trade and other accounts receivable (other than intercompany receivables due from the Seller’s Affiliates (as defined in Section 1.2(ii)), inventories wherever located, including raw materials, work in process, finished goods, and merchandise in transit, all prepaid expenses, all machinery, equipment, fixtures and furniture, motor vehicles, all real estate and the buildings, improvements and fixtures thereon, all leaseholds and leasehold improvements thereon, and deposits;

(ii) all rights and interests of the Seller in and to any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise agreement, binding commitment or other arrangement, written or oral (“Contracts”), including, without limitation, those Contracts listed on Schedules 4.10(i), 4.10(ii), 4.11(i), 4.11(ii), 4.11(iii) and 4.12 hereto, excluding, however, those Contracts which are specifically identified as Excluded Assets;

(iii) all of the Seller’s books, records and accounts, data, correspondence and any confidential information relevant to the operation of the Business in any media including, without limitation, copies of personnel records pertaining to each employee who accepts employment by the Buyer, accounting records, customer and vendor lists and records, management reports, third party consultant’s reports and operating efficiency reviews, but excluding such books, records and data specifically and primarily related to Excluded Assets;

(iv) all of the Seller’s Intellectual Property Rights, but excluding the Intellectual Property Rights specifically identified as Excluded Assets, wherein Intellectual Property rights shall mean all rights in any of the following: (A) inventions, business methods, processes, know-how, techniques and technology and improvements thereto, and patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress, logos, brand names, trade or corporate names, mastheads, slogans and other source indicators, all applications and registrations in any jurisdiction pertaining thereto, and all goodwill associated therewith; (C) copyrightable works in any media, including computer programs, drawings, advertising, marketing or promotional materials, textual work, publications, journals and periodicals, and all applications, registrations and renewals therefor; (D) Internet Web sites, Web pages and domain names; (E) billing, accounting and other similar management information systems and databases and (F) trade secrets and confidential, proprietary or non-public information and documents, including advertiser, supplier, customer, user and subscriber lists and all materials or tangible media embodying or incorporating the foregoing (collectively, “Intellectual Property Rights”);

(v) all telephone numbers (including without limitation, toll free numbers), fax numbers, email addresses and similar numbers or addresses used in the Business;

(vi) all lockbox or other accounts to which collections from customers of, or other payments to, the Seller are paid, provided, however, that (A) any payments deposited to such accounts prior to Closing, and (B) any payments made to such accounts following the Closing for services and products provided by the Seller’s Affiliates and which do not relate to the Business, shall be Excluded Assets;

(vii) all of the Seller’s right, title and interest in, to and under third party warranties, to the extent assignable, other than those warranties related specifically to Excluded Assets;

(viii) all of the Seller’s permits, licenses, orders, ratings and approvals of any and all Governmental Authorities which relate to the Purchased Assets or their use in the Business to the extent that the same are transferable; and

(ix) all claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment, including, without limitation, any insurance claim paid or payable under any property or casualty insurance policy in respect of any damage suffered or loss incurred with respect to the Purchased Assets between the date hereof and the Closing Date, but expressly excluding claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment in connection with Excluded Assets, Retained Liabilities and matters described in Schedule 4.16.

1.2 Excluded Assets. The Seller will retain ownership of, and the Buyer not purchase at the Closing only the following assets (the “Excluded Assets”):

(i) the cash and cash equivalents held by the Seller as of the Closing Date (as defined in Section 3.1 hereof) including, without limitation, all amounts which, as of the Closing Date are represented by checks and other instruments on deposit in any of the lockbox and other accounts which are included among the Purchased Assets under clause (vi) of Section 1.1, whether or not such checks or other instruments have been honored or have been cleared as of the Closing Date but expressly excluding cash which represents the proceeds of any insurance claim paid under any property or casualty insurance policy in respect of any damage suffered or loss incurred with respect to the Purchased Assets between the date hereof and the Closing Date;

(ii) the intercompany accounts receivable due as of the Closing Date from the Seller’s Affiliates;

(a) for purposes of this Agreement, “Affiliate” shall mean any other Person that, either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person any other Person that, either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person or organization controlled by, controlling, or under common control with the Seller; and “Person” shall mean any individual, corporation (including any not-for-profit corporation), partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity, Governmental Authority, or any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

(iii) any and all income, sales, use, corporation excise and franchise Tax refunds which the Seller may be entitled to receive from any Governmental Authorities;

(iv) any and all real or personal property and similar Tax refunds which the Seller may be entitled to receive from any Governmental Authorities which relate to the Seller’s ownership of the Purchased Assets prior to the Closing or the Seller’s operation of the Business prior to the Closing;

(v) any insurance policy or contract or any proceeds or other rights thereunder, or any receivable from any insurance policy, other than from any property or casualty insurance policy in respect of any damage suffered or loss incurred with respect to the Purchased Assets or Assumed Liabilities between the date here of and the Closing Date;

(vi) except to the extent set forth in Section 1.1(vi), all deposit and other bank and investment accounts;

(vii) all original personnel records and all right, title and interest in and to all personnel records pertaining to each employee;

(viii) all rights (if any) with respect to the names “Herald Media”, “Herald Interactive,” and “Boston Herald” and related logos, URLs, patents, patent applications, trademarks, trademark applications, copyrights or copyright applications, and other intellectual property and proprietary rights listed on Schedule 1.2(viii);

(ix) the Seller’s corporate records, journals, ledgers and books of original entry, all the Seller’s and its Affiliates’ internal audit, evaluation and assessment reports, the Seller’s Tax records and such documents and any other records which may be maintained by the Seller with respect to its pension, profit-sharing and savings plans and trusts or assets or with respect to Excluded Assets;

(x) all rights of the Seller under this Agreement and the agreements and instruments delivered to the Seller by the Buyer pursuant to this Agreement or in connection therewith;

(xi) the Contracts listed on Schedule 1.2(xi);

(xii) all Contracts (and benefits thereunder) between the Seller and any of its Affiliates;

(xiii) all assets which are expressly stated in one or more of clauses (i) through (ix) of Section 1.1 as being excluded from the Purchased Assets;

(xiv) furniture and fixtures set forth on Schedule 1.2(xiv) used by Herald Interactive, Inc., at the facilities leased by the Seller located at 254 Second Avenue, Needham, Massachusetts; and

(xv) Beacon Communications Corporation (known as Beacon Communications Foundation, Inc.).

1.3 Assumption of Liabilities. Upon the sale and purchase of the Purchased Assets, the Buyer shall assume, pay, perform or discharge those liabilities and obligations of the

Seller set forth below to the extent exclusively related to the Business or the Purchased Assets existing as of the Closing or arising subsequent thereto (the “Assumed Liabilities”). The Assumed Liabilities shall consist only of the following:

(i) those liabilities and obligations of the Seller reflected or reserved against on the Base Balance Sheet, to the extent and only to the extent that the same have not been paid or discharged on or prior to the Closing Date, and specifically excluding those obligations and liabilities referred to in Section 1.4 hereof as Retained Liabilities;

(ii) those liabilities and obligations of the Seller which have arisen or which may arise in the ordinary course of the Business from March 5, 2006, the date of the Base Balance Sheet, to the Closing Date to the extent that the same shall be reflected or reserved against on the Closing Balance Sheet (as defined in Section 2.3 hereof), have not been paid or discharged on or prior to the Closing Date and specifically excluding those obligations and liabilities referred to in Section 1.4 hereof as Retained Liabilities;

(iii) those liabilities and obligations arising out of any employment relationship between the Buyer and its employees, including, without limitation, the Transferred Employees, including, but not limited to, liabilities and obligations for wages, including vacation, bonuses and commission accrued on or prior to the Closing Date but only to the extent that the same shall be reflected on the Closing Balance Sheet and including any severance obligations under the agreements set forth on Schedule 4.13 (excluding, however, liabilities and obligations under those Contracts which are specifically identified as Excluded Assets and any liabilities and obligations which are specifically identified as Retained Liabilities);

(iv) those liabilities and obligations of the Seller arising after the Closing Date under those Contracts included among the Purchased Assets, including those Contracts listed on Schedules 4.10(i), 4.10(ii), 4.11(i), 4.11(ii), 4.11(iii) and 4.12 hereto (excluding, however, those Contracts which are specifically identified as Excluded Assets), but only the extent (A) accruing and relating solely to the period after the Closing Date and (B) the corresponding benefits therefrom are validly assigned to or otherwise realized by the Buyer hereunder;

(v) those liabilities and obligations of the Seller arising after the Closing Date under the operating leases set forth on Schedule 1.3(v) but only to the extent (A) accruing and relating solely to the period after the Closing Date and (B) the corresponding benefits therefrom are validly assigned to or otherwise realized by the Buyer hereunder;

(vi) all liabilities and obligations of the Seller as required with respect to the Release (as defined in Section 4.15) of Hazardous Substances (as defined in Section 4.15) into the soil and groundwater on the real property known and numbered as 33 New York Avenue, Framingham, Massachusetts that has been reported to the Massachusetts Department of Environmental Protection as DEP Release Tracking Number 3-16519;

(vii) those liabilities and obligations arising after the Closing Date under or with respect to (A) the third-party warranties included among the Purchased Assets pursuant to clause (vii) of Section 1.1, or (B) the permits, licenses, order, ratings and approvals validly assigned to the Buyer and included among the Purchased Assets pursuant to clause (viii) of Section 1; and

(viii) all liabilities and obligations arising with respect to the transfer or use by the Buyer of the Seller’s personnel records.

1.4 Retained Liabilities. Notwithstanding anything to the contrary set forth above, the Buyer shall not assume, pay or discharge, and shall not be liable for any debt, obligation, responsibility or liability of the Seller or any of the Seller’s Affiliates, whether fixed or contingent, whether known or unknown, (the “Retained Liabilities”) unless and only to the extent specifically described in Section 1.3 hereof as an Assumed Liability, and the Seller or its Affiliates shall retain all such Retained Liabilities. Without limiting the generality of the foregoing, the following are included among the Retained Liabilities which the Buyer shall not have any obligation to assume or have any responsibility for:

(i) all liabilities and obligations for money borrowed, other than liabilities and obligations under capitalized leases which are reflected on the Base Balance Sheet in accordance with generally accepted accounting principles on a basis consistent with past practice;

(ii) purchase money financing whether or not incurred in the ordinary course of Business;

(iii) all liabilities and obligations arising out of the employment relationship between the Seller or any of its Affiliates and any of the Seller’s or its Affiliates’ employees or former employees existing at any time on or prior to the Closing Date related to the Business, including, but not limited to, liabilities and obligations for wages and commissions, including, without limitation, amounts payable with respect to vacation, incentive, bonus and commission obligations incurred in the ordinary course of the Business which have accrued as of the Closing Date, and liabilities and obligations arising out of the employment relationship between the Seller or any of its Affiliates and any of the Seller’s or its Affiliates’ employees or former employees existing at any time on or prior to the Closing Date related to the Business or relating to employee accident, disability, or workers’ compensation insurance or benefits, benefits under the Seller’s or its Affiliates’ Benefit Plans or other employee benefit plans, including, without limitation, group health insurance, back pay, or COBRA liabilities, excluding only those obligations specifically assumed by the Buyer pursuant to Section 1.3 hereof;

(iv) any severance payments or other related obligations to any employees of the Seller or any of its Affiliates who are not offered employment by the Buyer or who do not accept the Buyer’s offer for employment pursuant to Section 8.1;

(v) all liabilities and obligations related to or arising from any transactions, with any officer, director or stockholder of the Seller or any Affiliate of the Seller, other than employment obligations specifically assumed by the Buyer pursuant to Section 1.3 hereof;

(vi) all Taxes (as defined in Section 4.9 below) of the Seller and each member of the Seller’s consolidated tax group, other than real and personal property Taxes to the extent reflected on the Closing Balance Sheet;

(vii) all liabilities and obligations arising out of or related to any claim, action, suit or proceeding, including, without limitation, any claim for libel or publisher’s liability, whether commenced or threatened prior to or after the Closing Date, occurring or arising, or alleged to have occurred or arisen, on or prior to the Closing Date;

(viii) all liabilities and obligations arising out of or attributable to the Release (as defined in Section 4.15), generation, treatment, transport, recycling, or storage of any Hazardous Substances (as defined in Section 4.15), on or prior to the Closing Date onto or from any real estate or leasehold included among the Purchased Assets or occurring in connection with, arising out of, or attributable to, the operation of the Business on or prior to the Closing Date other than, those liabilities and obligations arising out of or attributable to the Release of Hazardous Substances into the soil and groundwater on the real property known and numbered as 33 New York Avenue, Framingham, Massachusetts that has been reported to the Massachusetts Department of Environmental Protection as DEP Release Tracking Number 3-16519;

(ix) all liabilities and obligations for the transaction bonus payable to James Piasecki pursuant to the Transaction Bonus and Retention Agreement with the Seller dated January 1, 2006;

(x) all liabilities and obligations arising out of or related to any Excluded Asset; and

(xi) all liabilities and obligations for which the Seller has expressly assumed responsibility pursuant to this Agreement.

2. AGGREGATE CONSIDERATION.

2.1 Aggregate Consideration. Subject to the adjustment in Section 2.2, the aggregate consideration to be paid by the Buyer to the Seller in consideration of the sale of the Business as a going concern and the Purchased Assets (the “Aggregate Consideration”) shall be equal to:

(i) the aggregate amount of the Assumed Liabilities as of the Closing Date; plus

(ii) an amount (the “Cash Amount”) equal to Two Hundred Thirty Million Dollars ($230,000,000). The Cash Amount shall be subject to adjustment pursuant to Section 2.3.

2.2 Payment of Cash Amount. At the Closing, the Buyer (i) shall pay the Cash Amount, plus the amount by which the Estimated Net Working Capital Amount exceeds Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Target Working Capital”) or minus the amount by which the Estimated Net Working Capital Amount is less than the Target Working Capital, less Five Million Dollars ($5,000,000) (the “Closing Amount”) by wire transfer of immediately available funds to an account designated by the Seller and (ii) shall pay Five Million Dollars ($5,000,000) (the “Escrow Amount”) to JP Morgan Chase Bank N.A., as escrow agent (the “Escrow Agent”) by wire transfer of immediately available funds to an account designated by the Escrow Agent at least two (2) business days prior to the Closing.

2.3 Determination of Net Working Capital; Adjustment of the Aggregate Consideration.

(i) At least two (2) business days prior to the Closing, the Seller will furnish to the Buyer (A) a certificate (the “Estimated Closing Balance Sheet”) setting forth an estimate of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”).

(ii) Not later than sixty (60) days after the Closing Date, the Buyer shall in consultation and with the assistance of James Piasecki, prepare and deliver to the Seller (A) a balance sheet (the “Closing Balance Sheet”) which shall reflect the net book value of both the current assets included among the Purchased Assets and the current liabilities included among the Assumed Liabilities as of the Closing Date, and, if the Buyer elects to purchase an Environmental Insurance Policy pursuant to Section 11.8, shall also include a $30,000 liability representing the Seller’s share of the cost of such Environmental Insurance Policy; and (B) a statement (the “Closing Statement”) indicating the difference between the net book value of the current assets included among the Purchased Assets and the net book value of the current liabilities included among the Assumed Liabilities (the “Closing Net Working Capital Amount”). The Closing Balance Sheet and the Closing Statement shall be prepared in accordance with generally accepted accounting principles (“GAAP”) and, to the extent not inconsistent with GAAP, on a basis consistent with the preparation of the Base Balance Sheet and the consolidated audited financial statements of Herald Media Holdings, Inc. and its subsidiaries, including the Seller, dated July 3, 2005.

(iii) Following receipt of the Closing Balance Sheet and the Closing Statement, the Seller will be afforded a period of twenty (20) calendar days (the “Review Period”) to review the Closing Balance Sheet, and the Closing Statement. During such Review Period, the Seller and the Seller’s accountant will be afforded reasonable access to any of the Buyer’s employees involved in the preparation of the Closing Balance Sheet and Closing Statement and the records, work papers, trial balances and similar materials prepared by the Buyer or the Buyer’s accountants in connection with the preparation or certification of the Closing Balance Sheet and Closing Statement. At or before the end of the Review Period, the Seller will either (A) accept the Closing Balance Sheet and the Closing Statement, in their entirety, in which case the Closing Net Working Capital Amount will be deemed to be as set forth on the Closing Statement and the Closing Balance Sheet and Closing Statement shall become final, binding and conclusive on the Seller and the Buyer, or (B) deliver to the Buyer and the Buyer’s accountants a written notice in accordance with paragraph (vi) of this Section 2.3 disputing the Closing Balance Sheet and the Closing Statement.

(iv) In the event that the Closing Net Working Capital Amount is greater than the Estimated Net Working Capital Amount, then within ten (10) days following the later of (x) the date the Closing Balance Sheet and the Closing Statement are accepted by the Seller or (y) the final, binding and conclusive determination of any dispute with respect to the Closing Balance Sheet, or the Closing Statement as provided in paragraph (vi) of this Section 2.3, the Buyer shall pay to the Seller by federal funds wire transfer in immediately available funds, as an adjustment to the Cash Amount, an amount equal to such excess.

(v) In the event that the Closing Net Working Capital Amount is less than the Estimated Net Working Capital Amount, then within ten (10) days following the later of (x) the date the Closing Balance Sheet and the Closing Statement are accepted by the Seller or (y) the final, binding and conclusive determination of any dispute with respect to the Closing Balance Sheet or the Closing Statement as provided in paragraph (vi) of this Section 2.3, the Seller shall repay from the Cash Amount to the Buyer by federal funds wire transfer in immediately available funds, as an adjustment to the Cash Amount an amount equal to such shortage.

(vi) In the event that the Closing Net Working Capital is equal to the Target Net Working Capital, then there shall be no post closing adjustment pursuant to this Section 2.3.

(vii) In the event that any dispute shall arise as to the manner of preparation or the accuracy of the Closing Balance Sheet or the Closing Statement prior to the expiration of the Review Period, the Seller shall provide the Buyer with written notice of each disputed item. In the event of such a dispute, the Buyer and the Seller shall attempt to reconcile in good faith their differences as to such items within twenty (20) calendar days (the “Resolution Period”) of the Buyer’s receipt of such notice, and any resolution by them as to any disputed items shall be final, binding and conclusive on the Seller and the Buyer. If the Buyer and the Seller are unable to reach a resolution with such effect within the Resolution Period, the Buyer and the Seller shall submit the dispute to Ernst & Young (the “Independent CPA”). The determination of such dispute by the Independent CPA shall be final, binding and conclusive on the parties. The fees and expenses of the Independent CPA shall be split and assessed by the Independent CPA equally between the Buyer and the Seller.

2.4 Allocation of Aggregate Consideration. As soon as practicable following the Closing Date, the Seller and the Buyer shall endeavor to agree to an allocation schedule (the “Asset Allocation Schedule”) allocating the Aggregate Consideration among the Purchased Assets as of the Closing Date. Such Asset Allocation Schedule shall be prepared in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. The Seller and the Buyer hereby agree to act in accordance with the computations and allocations contained in any Asset Allocation Schedule in any relevant Tax Returns (as defined in Section 4.9) or filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code, the regulations promulgated thereunder or any provisions of local, state and foreign law, and to cooperate in the preparation of any such returns or filings and to file such returns or filings in the manner required by applicable federal, state, county or local statute, law, ordinance, regulation, rule, code or order (“Law”). If the Aggregate Consideration is adjusted under Section 2.2 hereof, then, after the adjustment has become final in accordance with the provisions of Section 2.2, the Seller and the Buyer shall revise any Asset Allocation Schedule based upon the adjusted Aggregate Consideration.

3. THE CLOSING.

3.1 Time and Place of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 9, the closing of the purchase and sale provided for in this Agreement (herein called the “Closing”) shall be held at the offices of Willkie Farr & Gallagher LLP at 787 Seventh Avenue, New York, New York, (a) the earlier of (i) 10:00 a.m. on June 15, 2006 or (ii) a date during the period between June 5, 2006 and June 15, 2006 specified by the Buyer upon seven (7) days prior written notice to the Seller or (b) at such other place, date or time as may be fixed by mutual agreement of the parties, but in no event later than July 31, 2006 and the Closing shall be effective on such date at 12:01 a.m. (the “Closing Date”).

3.2 Delivery of Documents of Title. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer, against the Buyer’s assumption of the Assumed Liabilities and payment of the Cash Amount, good and sufficient instruments of transfer transferring to the Buyer title to all the Purchased Assets, including quitclaim deeds, a Bill of Sale, an Intellectual Property Assignment, assignments of leases and Contracts, and such other certificates and instruments of title or transfer as may be required. Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property and rights involved under the Laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance reasonably satisfactory to counsel for the Buyer, and (iii) shall effectively vest in the Buyer all of the Seller’s right, title and interest in and to all the Purchased Assets, free and clear of all security interests, mortgages, pledges, liens, and encumbrances of any kind whatsoever, except for Permitted Liens.

3.3 Delivery of Purchased Assets; Access to Books and Records. At the Closing, against the Buyer’s assumption of the Assumed Liabilities and payment of the Cash Amount, the Seller shall take all requisite steps to put the Buyer in actual possession and operating control of the Business and the Purchased Assets. For a period of six (6) years after the Closing (the “Retention Period”), the Buyer shall, after prior written notice from the Seller, afford to the Seller and its accountants and attorneys reasonable access during the Buyer’s business hours to the books and records of the Seller included among the Purchased Assets and shall permit the Seller to make copies therefrom (at the Seller’s expense) for the purpose of preparing such Tax returns of the Seller as may be required after the Closing and for other proper business purposes of the Seller. During the Retention Period, the Buyer shall not discard or destroy any books and records of the Seller delivered to the Buyer under this Section 3.3 unless either (i) the Seller has consented thereto in writing or (ii) the Buyer shall have offered to return such books and records to the Seller by giving notice thereof in accordance with Section 13.1 hereof and the Seller shall have declined to accept the return thereof or failed to respond to such notice within thirty (30) days of receipt thereof. During the Retention Period, the Seller shall, after prior written notice from the Buyer, afford to the Buyer and its accountants and attorneys reasonable access during the Seller’s business hours to the books and records of the Seller included in the Excluded Assets or Retained Liabilities and related to the Business or the Purchased Assets for purposes reasonably related to the operation of the Business by the Buyer. During the Retention Period, the Seller shall not discard or destroy any such books and records unless either (i) the Buyer has consented thereto in writing or (ii) the Seller shall have offered such books and records to the Buyer by giving notice thereof in accordance with Section 13.1 hereof and the Buyer shall have declined to accept them or failed to respond to such notice within thirty (30) days of receipt thereof.

3.4 Delivery of Documents by the Buyer. At the Closing, the Buyer shall deliver or cause to be delivered to the Seller, against delivery of the documents described in Sections 3.2 and 3.3 hereof, an Instrument of Assumption, in form and substance reasonably satisfactory to counsel for the Seller.

3.5 Further Assurances.

(i) From time to time after the Closing at the request of the Buyer and without further consideration, the Seller shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Sections 3.2 and 3.3 hereof) and shall take such other action as the Buyer may reasonably require to effectively transfer and assign to, and vest in, the Buyer each of the Purchased Assets. To the extent that the assignment of any Contract pertaining to the Business shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof; however, the Seller shall use its commercially reasonable efforts before and after the Closing to obtain any necessary consents or waivers to assure the Buyer of the benefits of such Contract. If such consent is not obtained, the Seller agrees to cooperate, at no additional cost to the Buyer, with the Buyer in any reasonable arrangement designed to provide for the Buyer the benefits thereunder, including, but not limited to, having (A) the Buyer act as agent for the Seller and (B) the Seller enforce for the benefit of the Buyer any and all rights of the Seller against the other party thereto arising out of the cancellation by such other party or otherwise.

(ii) From time to time after the Closing at the request of the Seller and without further consideration, the Buyer shall execute and deliver such further documents (in addition to the Instrument of Assumption delivered under Section 3.4 hereof) and shall take such other action as the Seller may reasonably require in order to confirm the Buyer’s assumption of the Assumed Liabilities.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The following representations and warranties of the Seller are made with respect to the Business (excluding the Excluded Assets and Retained Liabilities). Except as disclosed in the Schedule referred to in a representation or warranty or to the extent disclosure on any other Schedule is reasonably apparent as an exception or qualification to any other representations and warranties, the Seller hereby represents and warrants to the Buyer as follows:

4.1 Organization and Qualification of the Seller; Subsidiaries. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has full corporate power and authority to own or lease its properties, to conduct its business in all material respects, and to consummate the transactions contemplated by this Agreement. The Seller is duly qualified or licensed to do business in each jurisdiction in which the properties owned or leased by it or the business conducted by it makes such qualification or licensing to do business necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect, that, individually or in the aggregate, is materially adverse to the business, assets, financial condition or results of operations of the Business or that would materially delay or prevent or prohibit the consummation of the transactions contemplated by this Agreement, provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect: (i) any adverse change, event, violation, inaccuracy, circumstance or effect that results from or is attributable to conditions affecting the industries in which the Business operates or the United States economy or its financial markets as a whole except for such changes, events, violations, inaccuracies, circumstances or effects which disproportionately and materially adversely affect the Business, or (ii) any adverse change, event, violation, inaccuracy, circumstance or effect required by any change in the applicable Law or in accounting requirements or principles, which change occurs or becomes effective at any time after the date of this Agreement. The Seller has no subsidiaries and does not own any securities issued by any Person.

4.2 Authorization of Transaction. The Seller has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it or on its behalf pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby and thereby and the execution and delivery by the Seller of this Agreement and each such other agreement, document and instrument, and the performance by the Seller of its obligations hereunder and thereunder, has been duly authorized by all necessary corporate and other action, and no other corporate action is required by or on behalf of the Seller. This Agreement and each agreement, document and instrument executed and delivered by the Seller pursuant to, or as contemplated by, this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Seller, enforceable in accordance with their respective terms, subject to Laws of general application affecting creditors’ rights generally.

4.3 No Conflict. Neither the execution and delivery by the Seller of this Agreement and each agreement, document and instrument to be executed and delivered by the Seller pursuant to, or as contemplated by, this Agreement nor the performance by the Seller of its obligations thereunder, (i) violates any provision of the Articles of Organization or the Bylaws of the Seller, as amended and in effect; (ii) violates any Laws or order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction (“Governmental Orders”), other than violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or requires the Seller to obtain any approval, consent or waiver of, or make any filing with or provide any notice to, any Person that has not been obtained or made, other than those listed on Schedule 4.3 hereto and those as to which, individually or in the aggregate, the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect; or (iii) results in a breach of, or constitutes a default under, any Contract to which the Seller is a party or by which the Seller or any of the Purchased Assets is bound or subject, other than such breaches or defaults which do not relate to a Material Contract (as defined in Section 4.12) or, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4 Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or permit of, or declaration, filing or registration with, or notification to, any Person is required to be made or obtained by the Seller in connection with the execution and delivery of this Agreement by the Seller and each agreement, document and instrument to be executed and delivered by it or on its behalf pursuant to, or as contemplated by, this Agreement by the Seller, the performance by the Seller of its obligations hereunder and thereunder, or the consummation by the Seller of the transactions contemplated hereunder and thereunder, except (i) applicable requirements, if any, under the HSR Act, (ii) to the extent the failure to make or obtain any such consent, approval, authorization, order, permit, declaration, filing, registration or notification, could not reasonably be expected to have a Material Adverse Effect, and (iii) as set forth on Schedule 4.4.

4.5 Compliance with Charter, Obligations and Laws. The Seller is not (i) in violation of its Articles of Organization or Bylaws as amended and in effect; (ii) in breach of, or default under, any Contract to which the Seller is a party or by which the Seller or the Purchased Assets are bound, other than breaches or defaults which do not relate to a Material Contract and could not reasonably be expected to have a Material Adverse Effect; or (iii) in violation of any Laws or Governmental Orders applicable to it or its business or assets, other than violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.6 Financial Statements. Attached as Schedule 4.6 hereto are:

(i) an unaudited balance sheet of the Seller with respect to the fiscal year ended July 3, 2005 and unaudited statements of income, retained earnings and cash flows for the period then ended, (the “2005 Financial Statements”); and

(ii) an unaudited balance sheet of the Seller as of March 5, 2006 (the “Base Balance Sheet”) and statements of income, retained earnings and cash flows for the eight (8) months then ended (the “Interim Financial Statements”).

(iii) Said financial statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, are derived from the books and records of the Seller, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Seller, at the dates of said statements and the results of its operations and cash flows for the periods covered thereby, except that the 2005 Financial Statements do not contain disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do the Interim Financial Statements reflect certain non-recurring or year-end adjustments.

4.7 Undisclosed Liabilities; Indebtedness. The Seller does not have any material indebtedness, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for those (i) reserved against or disclosed in the Interim Financial Statements; (ii) incurred in the ordinary course of the business since the date of the Base Balance Sheet, (iii) those incurred under this Agreement; and (iv) liabilities disclosed on Schedule 4.7 hereto.

4.8 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.8, since the date of the Base Balance Sheet (or since the date of the 2005 Financial Statements in the case of clauses (ii), (iv), (vii) and (viii)), the Seller has operated the Business in the ordinary course and there has not been any:

(i) sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any material intangible property or material tangible real property or personal property of the Seller, except in the ordinary course of business;

(ii) acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by the Seller of any corporation, partnership or other business organization, or any division thereof, with an aggregate fair market value, individually or in the aggregate, in excess of $250,000;

(iii) incurrence, creation or assumption of any Lien, except in the ordinary course of business, on any of its assets or properties (whether tangible or intangible) of the Seller, other than (x) Permitted Liens and (y) Liens that will be released at or prior to the Closing;

(iv) change in any method of accounting or accounting practice used by the Seller, other than such changes as are required by GAAP;

(v) entry into employment, severance, retention, change of control or similar agreement (which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty) with any officers, directors, managers, employees or agents of the Seller (except for any such agreement which is not material to the Business and which was entered into with an employee or agent who is not an officer, director or regional manager of the Seller);

(vi) increase or material change in the compensation payable or to become payable to any of its officers, directors, managers, employees or agents, or in any bonus, pension, severance, retention, change of control, insurance or other benefit payment or arrangement (including awards, option grants or appreciation rights) made to or with any of such officers, directors, managers, employees or agents, other than customary salary increases in the ordinary course of business consistent in all material respects with past practice or to the extent that the Seller is contractually obligated to do so or required to do so by applicable Law;

(vii) material damage to, or destruction or loss of, any of the material assets or properties of the Business, material and adverse effect from the disclosure of confidential or proprietary information, including advertiser, customer, user or subscriber lists to third parties, of the Seller;

(viii) change or event that could reasonably be expected to have a Material Adverse Effect;

(ix) any other material transaction entered into by the Seller affecting the Business, the Purchased Assets or relating to an Assumed Liability, other than transactions in the ordinary course of business; or

(x) material change to the Seller’s operations or policies with respect to cash management, including without limitation with respect to the timing of collections or payments, except for changes in the ordinary course of business consistent in all material respects with past practice.

4.9 Taxes.

(i) The Seller has filed, or has caused to be filed together with other members from the Seller’s consolidated group, except to the extent a failure to so file could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Tax Returns (as defined below) required to be filed by it prior to the date hereof, and has paid all Taxes (as defined below) shown on such Tax Returns so filed as being due and payable. Except as set forth on Schedule 4.9, (i) no audit of such Tax Return is now in progress and the Seller has not been notified by any foreign, state, local or foreign tax authority that any such audit is pending or contemplated, (ii) no federal, state, local or foreign tax authority is currently asserting against the Seller any deficiency or claim for additional Taxes of any kind or any interest, fines, penalties or lien with respect thereto, and (iii) no waivers or extensions of any statute of limitation (or other agreements relating to a tax assessment or deficiency) are currently in effect with respect to any Taxes or Tax Returns of the Seller.

(ii) There is no Tax deficiency asserted against the Seller, and there is no unpaid assessment, deficiency or delinquency in the payment of any Taxes of the Seller, other than assessments and deficiencies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and amounts being contested in good faith for which adequate reserves (in accordance with GAAP) have been established;

(iii) No liens for Taxes exist with respect to any of the Purchased Assets or the Excluded Assets of the Seller, except for statutory liens for Taxes not yet due and payable or due but not yet delinquent;

(iv) The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(v) For purposes of this Agreement, the term “Tax” shall mean (A) any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise

Tax, or any other Tax, governmental fee or other like assessment or charge, together with any interest or penalty imposed by any Taxing Authority, (B) liability for the payment of any amount of the type described in (A) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Seller to a Taxing Authority is determined or taken into account with reference to the activities of any other person and (C) liability of the Seller as a result of being the party to any agreement to allocate or share Taxes or any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(vi) For purposes of this Agreement, the term “Tax Return” shall mean a report, return, extension or other information (including any attached schedules or any amendments to such report, return, extension or other information) required to be supplied to or filed with a Taxing Authority with respect to any Tax (including any estimated tax), including an information return, claim for refund or an amended return.

(vii) For purposes of this Agreement, the term “Taxing Authority” shall mean a any federal, state, local or foreign governmental entity, department, commission, board of agency.

4.10 Real Property; Tangible Assets.

(i) Schedule 4.10(i) hereto sets forth a listing of all real property owned by the Seller (individually, an “Owned Property” and collectively, the “Owned Properties”). Except as set forth in Schedule 4.10(i) attached hereto, the Seller has good record and marketable title in fee simple to all of the Owned Properties, free and clear of all liens, tenancies, sub-tenancies, licenses, mortgages, security interests and encumbrances of any kind or character (collectively, “Liens”) except for (A) Liens, if any, for real property taxes not yet due and payable, (B) Liens identified in Schedule 4.10(i) hereto and (C) Liens which do not secure indebtedness or similar obligations to third parties and which do not materially interfere with the present use or materially detract from the value of the property subject thereto (Liens which are described in clause (A) or (C) above, or identified which are on Schedule 4.10(i) or Schedule 4.10(ii) shall, except as otherwise specifically noted thereon, be deemed to be “Permitted Liens”).

(ii) Schedule 4.10(ii) hereto sets forth each lease or other agreement (including easements) under which the Seller leases or has rights in any real property (the “Real Property Leases” and, each individually, a “Real Property Lease”). Except as set forth in Schedule 4.10(ii) hereto, there are no amendments or modifications to any of the Real Property Leases. Except as set forth in Schedule 4.10(ii) hereto, (A) the Seller has a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases (individually a “Leased Property” and collectively, the “Leased Properties”), free and clear of all Liens, except for Permitted Liens and (B) no Person has, to the knowledge of the Seller, asserted the existence of any default under any of the Real Property Leases, other than such defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and, the Seller is not and to the Seller’s knowledge, no other party under any of the Real Property Leases is in default under any of such leases, other than such defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(iii) The Owned Property identified in Schedule 4.10(i) and the Leased Property identified in Schedule 4.10(ii) (collectively, the “Real Property”) comprise all of the real property used in the Business and the Seller is not a party to any agreement to purchase, sell or otherwise convey any real property or interest therein.

(iv) The Seller has good and marketable title, valid and subsisting leasehold interests in, or valid licenses for, as applicable, all of the tangible personal assets and properties used or leased for use by the Seller in connection with the conduct of the Business, free and clear of all Liens other than Permitted Liens.

(v) The Seller’s machinery and equipment, taken as a whole, is in good operating condition and repair (subject to normal wear and tear) and it is suitable for the purposes for which they are currently used, except where the failure to be in such condition could not, individually or in the aggregate, have a Material Adverse Effect. The Purchased Assets, together with the licenses and services to be provided under the License Agreement and Transition Services Agreement (each as defined in Section 9.2), constitute all of the assets and rights used in or necessary to conduct the Business as the Business is currently being conducted.

(vi) None of the Owned Properties or Leased Properties are subject to any pending condemnation or similar proceeding by any Governmental Authority, and, to the knowledge of the Seller, no such condemnation or similar proceeding by any Governmental Authority is threatened.

4.11 Intellectual Property Rights.

(i) Schedule 4.11(i) lists all of the following owned by the Seller: (A) patents and patent applications; (B) trademark and service mark registrations and applications; (C) mastheads and material trade names and common law trademarks; (D) copyright registrations and applications; and (E) domain name registrations (collectively “Scheduled Intellectual Property”). Except as otherwise set forth on Schedule 4.11(i), all Scheduled Intellectual Property is valid, subsisting, and unexpired and the Seller is the record holder of such properties free and clear of liens or encumbrances.

(ii) Schedule 4.11(ii) lists all of the following owned by an Affiliate of the Seller which are necessary to the conduct of the Business as presently conducted: (A) patents and patent applications; (B) trademark and service mark registrations and applications; (C) mastheads and material trade names and common law trademarks; (D) copyright registrations and applications; and (E) domain name registrations (collectively “Affiliate Intellectual Property”). Except as otherwise set forth on Schedule 4.11(ii), all Affiliate Intellectual Property is valid, subsisting and unexpired and the Affiliate is the record holder of such properties free and clear of liens or encumbrances.

(iii) Schedule 4.11(iii) lists all agreements relating to material Intellectual Property Rights used in the Business, including without limitation the right of

Seller to use Intellectual Property Rights or the privacy and publicity rights of any third party used in the Business. Except as set forth in Schedule 4.11(iii) the Seller is not under any obligation to pay royalties or other payments in connection with any agreement relating to material Intellectual Property Rights or privacy and publicity rights used in the Business, nor is it restricted from assigning its rights with respect to any such material Intellectual Property Rights or privacy and publicity rights, nor will Seller otherwise be, as a result of the execution and delivery of this Agreement, or the performance of Seller’s obligations under this Agreement, in breach of any agreement relating to such material Intellectual Property Rights or privacy and publicity rights.

(iv) The Seller owns all right, title and interest in and to or otherwise has the right to use the Intellectual Property Rights (as defined in Section 1.1) that are used in the Business; and the operation of the Business as presently conducted by the Seller does not to the Seller’s knowledge infringe or violate the Intellectual Property Rights or privacy and publicity rights of any Person and, except as set forth on Schedule 4.11(iv), the Seller is not aware of any claim of such infringement or violation during the past two (2) years. Following the execution of the Online Services Agreement (as defined in Section 6.11), and the transfer of the Affiliate Intellectual Property pursuant to Section 9.2(viii), the Buyer will own or have a valid and enforceable license to use all Intellectual Property Rights and privacy and publicity rights reasonably necessary to the conduct of the Business and as presently conducted.

4.12 Material Contracts.

(i) Schedule 4.12 lists the following Contracts to which the Seller is a party or may be bound (each, a “Material Contract” and, collectively, the “Material Contracts”):

(a) written notes, debentures, guarantees, loans, credit or financing agreements or instruments, or other written Contracts for indebtedness, including any agreements or commitments for future loans, credit or financing other than any of the foregoing relating to any intercompany indebtedness of the Seller;

(b) any written Contract for or relating to the employment, severance or retention of any officer, employee or consultant of the Seller or any other type of written Contract with any of its officers, employees or consultants, involving individual annual payments in excess of $100,000 and which may not be terminated at will, or by giving notice of 30 days or less, without cost or penalty;

(c) written leases, rental or occupancy agreements, installment and conditional sale agreements, and other written Contracts affecting the ownership of, leasing of, title to or other interest in, any tangible personal property or real property involving individual annual payments in excess of $250,000;

(d) any written Contract involving any joint venture, partnership, strategic alliance, co-marketing, joint development or similar arrangement involving a share of profits, losses, costs or liabilities;

(e) any written license agreement or other written Contract relating to Intellectual Property under which the Seller pays or receives amounts in excess of $250,000 annually;

(f) written Contracts explicitly requiring payments after the date hereof in an amount in excess of $250,000;

(g) any written Contract to provide commercial printing services to third parties, including to media publishers and to commercial paper product designers, involving payments to the Seller in excess of $250,000;

(h) written Contracts between the Seller, on the one hand, and any director, officer or Affiliate of the Seller, on the other hand (other than employment arrangements entered into in the ordinary course of business);

(i) written Contracts containing covenants presently limiting the ability of the Seller to compete with any Person in any line of business or in any area or territory;

(j) any written advertising Contract which generated revenues in an amount in excess of $250,000 during the calendar year ended December 31, 2005; and

(k) any oral Contracts covering any of the matters listed and described above involving an aggregate annual amount in excess of $100,000 which are not terminable at will.

(ii) True, correct and complete copies of each Material Contract have been made available to Buyer. Except as set forth on Schedule 4.12, each Material Contract is in full force and effect and represents a legally valid and binding obligation of the Seller which is a party thereto. Except for such exceptions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the Seller (and to the knowledge of the Seller, each other party thereto) has performed all obligations required to be performed by it under each of the Material Contracts to which it is a party and (B) the Seller (and to the knowledge of the Seller, each other party thereto) is not in breach or violation of, or default under, any of the Material Contracts to which it is a party, nor has the Seller received any written notice that it has breached or violated any of the Material Contracts to which it is a party.

4.13 Labor and Employee Relations.

(i) Except as shown on Schedule 4.12 or Schedule 4.13 hereto, there are no consulting or employment agreements or other material Contracts currently in effect with respect to the individual employees or consultants of the Business, other than oral employment arrangements entered into in the ordinary course of business which are terminable at will by the Seller. True, correct and complete copies of such Contracts shown on Schedule 4.13 have been made available electronically to the Buyer. Schedule 4.13 sets forth (A) a true and correct list of the name, title or position, current annual salary or wage rate and the most recent annual bonus of each employee of the Seller with an annual compensation of $100,000 or more and (B) any other form of compensation (other than salary, bonuses or customary benefits) paid or payable to such employee for the current and prior fiscal year.

(ii) None of the employees of the Seller is covered by any collective bargaining agreement with any trade or labor union, employees’ association or similar association. Except as noted on Schedule 4.13 hereto, there are no representation elections, arbitration proceedings, labor strikes or grievances pending, or, to the knowledge of the Seller, overtly threatened, with respect to the employees of the Seller.

(iii) The Seller has complied in all respects with applicable Laws relating to the employment of its personnel, including without limitation those relating to wages, hours, unfair labor practices, discrimination, safety and health, workers’ compensation and payment of social security and similar taxes, except for when such noncompliance would not have a Material Adverse Effect. There are no complaints, charges or claims against the Seller pending and the Seller has not received any written notice of such claim to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Seller of any individual.

(iv) Prior to the Closing Date, there has been no mass layoff or plant closing, as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local “plant closing” Law, with respect to the employees of the Seller.

4.14 Employee Benefits and ERISA.

(i) Schedule 4.14 sets forth all “employee benefit plans”, as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other written material employee benefit arrangements, policies or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, incentive, stock purchase, stock option, hospitalization, medical insurance, life insurance, tuition reimbursement and scholarship programs sponsored or maintained for the benefit of or to which contributions are made or required on behalf of current or former employees of the Seller. Such plans, policies, programs and practices shall hereinafter be referred to as the “Seller Benefit Plans.”

(ii) None of the Seller Benefit Plans is a “multiemployer plan”, as defined in Section 3(37) of ERISA (“Multiemployer Plan”), that is subject to Title IV of ERISA or a “single-employer plan”, as defined in Section 4001(a)(15) of ERISA. Neither the Seller nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Seller under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) has incurred any liability due a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Seller. Neither the Seller nor any ERISA Affiliate has any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.

(iii) The Seller Benefit Plans have been maintained, in all material respects, in accordance with its express terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable Laws.

(iv) The Seller has complied with the notice and coverage continuation requirements of Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder (“COBRA”). None of the Seller Benefit Plans provide retiree health or life insurance benefits except as may be required by COBRA or applicable Law.

(v) Except as shown on Schedule 4.14, no “Employer Security” (as defined in Section 407(d)(1) of ERISA) forms or has formed a material part of the assets of the Seller Benefit Plans.

(vi) The Seller does not have any Contract, plan or commitment, whether legally binding or not, to create any additional employee benefit plan or to modify any existing Seller Benefit Plans, except with respect to changes required by ERISA, the Code or other applicable Law.

4.15 Environmental Matters. Except as disclosed in Schedule 4.15:

(i) Except to the extent that the failure to be in compliance could not reasonably be expected to have Material Adverse Effect, the Seller is and has been in compliance with all Environmental Laws. The Seller has obtained and is in compliance with all permits required under Environmental Laws (“Environmental Permits”) except to the extent that the failure to obtain any such Environmental Permit or to comply with the terms thereof could not reasonably be expected to have Material Adverse Effect;

(ii) No litigation, investigation, request for information or other proceeding is pending or to the knowledge of the Seller threatened against the Sellers under any Environmental Law;

(iii) No Hazardous Substance has been Released at, on, to or from any of the Owned Properties or Leased Properties or any formerly owned or leased property which would have a Material Adverse Effect;

(iv) The Seller is not a party to any Contract with any Person pursuant to which the Seller assumed or obtained any obligation with respect to Environmental Laws or releases of Hazardous Substances;

(v) To the knowledge of the Seller and except as set forth on Schedule 4.15(v), none of the Owned Properties or Leased Properties: (A) contains or includes any asbestos, polychlorinated biphenyls or any underground storage tanks; or (B) is included or proposed for inclusion on the national priorities list or similar list maintained under any Environmental Law;

(vi) All environmental site assessment reports (including any Phase I or Phase II reports), investigations, remediation or compliance studies, audits, assessments or similar documents which are in the possession, custody or control of the Seller and relate to the environmental conditions at any of the Owned Properties or Leased Properties or properties formerly owned or operated by the Seller have been made available to Buyer.

(vii) For purposes of this Agreement:

(a) “Environmental Law” means any law, statute, rule, ordinance, regulation, decision, judgment, order, writ, injunction, decree, award, permit or license relating to pollution, the protection of the environmental and natural resources, human health and safety or the Release of Hazardous Substances into the environment;

(b) “Hazardous Substance” means (1) any liquid, gaseous or solid material, substance or waste that: (x) requires removal, remediation or reporting under any Environmental Law, or is listed, classified or regulated as a “hazardous waste” or “hazardous substance” (or any other similar term) pursuant to any Environmental Law or (y) is regulated under Environmental Laws as being toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and (2) any petroleum product or by-product, petroleum-derived substances, asbestos, polychlorinated biphenyls, mold, fungi, bacteria, toxic growth or urea formaldehyde; and

(c) “Release” means any intentional or unintentional, active or passive, spilling, emitting, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance into the indoor or outdoor environment.

4.16 Litigation. Except for matters described in Schedule 4.16, there is no suit, claim, action, proceeding or governmental investigation pending or, to the Seller’s knowledge, threatened, against the Seller or any of its assets, before any court or any Governmental Authorities, and the Seller is not subject to any Government Order relating to or affecting the Business or the Purchased Assets.

4.17 Finder’s Fees. The Seller has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement, other than fees to be paid by the Seller or its Affiliates to Wachovia Capital Markets LLC and Dirks, Van Essen & Murray.

4.18 Transactions with Interested Persons. Except as shown on Schedule 4.18, to the Seller’s knowledge, no officer, director or stockholder of the Seller or any of their respective Affiliates, or their respective spouses or children owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Seller.

4.19 Books and Records. The books, records and accounts of the Seller (i) have been maintained in accordance with good business practices on a basis consistent with prior years, and (ii) fairly reflect in all material respects the transactions related to the assets and properties of the Seller. The Seller has devised and maintains a system of internal accounting controls which the Seller reasonably believes are sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (x) to permit preparation of financial statements in accordance with GAAP or any other criteria applicable to such statements and (y) to maintain accountability for assets; and (iii) the amount recorded for assets on the Seller’s books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Seller has not, however, adopted an internal control process with respect to its accounting system which would enable Seller’s management to meet the evaluation or reporting requirements of Section 404 under the Sarbanes-Oxley Act of 2002.

4.20 Insurance. The Seller maintains policies of insurance and bonds of the type and in amounts set forth on Schedule 4.20, including all legally required workers’ compensation insurance, casualty, fire and general liability insurance; copies of all of such policies and bonds have been made available to the Seller. There is no material claim pending under any of such policies or bonds as to which coverage has, to the Seller’s knowledge, been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid, and the Seller is otherwise in compliance with the terms of such policies and bonds, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Such policies or bonds are in full force and effect and no notice of cancellation, termination or non-renewal has been received by the Seller with respect thereto.

4.21 Paid Circulation; Significant Suppliers.

(i) The paid circulation for each of the Seller’s daily and weekly newspapers for the six (6) month period ended September 30, 2005 is set forth in preliminary form on Schedule 4.21(i), in the Audit Bureau of Circulation’s Daily and Weekly Newspaper FAS-FAX Unaudited Report dated September 30, 2005 which report is subject to audit adjustments. There have been no changes in the paid circulations of the Seller’s daily and weekly newspapers since September 30, 2005, which, in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Seller nor any of its Affiliates has received any written nor, to the Seller’s knowledge, other notification that a material number of paid subscribers of any of the Seller’s newspapers will not continue as subscribers thereof.

(ii) Set forth on Schedule 4.21(ii) are the names of each supplier who during the twelve months ended December 31, 2005 was one of the ten largest suppliers of the Seller (“Significant Supplier”) and the expenses attributable to each such Significant

Supplier during the twelve months ended December 31, 2005. To the Seller’s knowledge, the Seller has not received any written notice from any Significant Supplier that such supplier intends to terminate existing Contracts with the Seller. The Seller has no outstanding disputes with any Significant Supplier which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.22 Knowledge. To the extent that any portion of the representations and warranties made herein were made to the knowledge of the Seller, such knowledge shall be understood to mean the actual knowledge, after due inquiry, of any of the senior executive officers and directors of the Seller, Herald Media, Herald Interactive, Inc. and Herald Media Holdings, Inc., all of whom are listed on Schedule 4.22 hereto.

4.23 Sole Representations and Warranties. Except for the representations and warranties contained in this Article 4 (as modified by the Schedules hereto), none of the Seller or any of its officers, directors, stockholders, employees, Affiliates, agents or representatives makes any other express or implied representation or warranty with respect the Seller or the transactions contemplated by this Agreement, and the Seller hereby disclaims any other representatives or warranties, whether made by the Seller or any of its officers, directors, stockholders, employees, Affiliates, agents or representatives. Except for the representations and warranties contained in Article 4 hereof (as modified by the Schedules hereto), the Seller hereby disclaims all liability for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer or any of its officers, directors, stockholders, employees, Affiliates, agents or representatives (including any opinion, information, projection, or advice) that may have been or may be provided to the Buyer or any of its officers, directors, stockholders, employees, Affiliates, agents or representatives by the Seller or any of its officers, directors, stockholders, employees, Affiliates, agents or representatives. The Seller makes no representations or warranties to the Buyer or any of its officers, directors, stockholders, Affiliates, employees, agents or representatives regarding the probable success or profitability of the Business.

4.24 Survival of Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement or in any other agreement delivered by the Seller pursuant to this Agreement shall survive for a period of twelve (12) months from and after the Closing Date and shall be of no further force or effect thereafter.

5. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

The Buyer hereby represents and warrants to the Seller as follows:

5.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own or lease its properties and the Purchased Assets and to conduct its business and the Business in the manner and in the places where such properties are owned or leased or such business is conducted by it (or, in the case of the Business, is to be conducted by it as contemplated hereby) and to consummate the transactions contemplated by this Agreement.

5.2 Authority. The Buyer has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it or on its behalf pursuant to, or as contemplated by, this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement and each such other agreement, document and instrument, and the performance by the Buyer of its obligations hereunder and thereunder, has been duly authorized by all necessary corporate action and no other action is required. This Agreement and each agreement, document and instrument executed and delivered by the Buyer pursuant to, or as contemplated by, this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Buyer enforceable in accordance with their respective terms, subject to Laws of general application affecting creditors’ rights generally.

5.3 No Conflict. Neither the execution and delivery of this Agreement by the Buyer or any of the agreements, documents or instruments to be executed and delivered by the Buyer pursuant to, or as contemplated by, this Agreement, nor the performance by the Buyer of its obligations hereunder or thereunder, will (i) result in a violation by the Buyer of its certificate of incorporation, articles of organization, bylaws or other relevant constitutive or organizational document; (ii) violate any Laws or require the Buyer to obtain any approval, consent or waiver of, or make any filing with, any Person that has not been obtained or made, other than those listed on Schedule 5.3 hereto or that would not hinder or prevent the consummation of the transactions contemplated by this Agreement; or (iii) result in a breach of, or constitute a default under, any material Contract to which the Buyer is a party or by which the Buyer is bound except as would not hinder or prevent the consummation of the transactions contemplated by this Agreement.

5.4 Litigation. There is no litigation pending or, to the knowledge of the Buyer, threatened against the Buyer which seeks to enjoin or otherwise hinder or prevent the consummation of the transactions contemplated by this Agreement.

5.5 Financial Capability. At the Closing, the Buyer (i) will have sufficient funds available to fund the Aggregate Consideration and any expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement, (ii) will have the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement, and (iii) will have not incurred any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect such resources and capabilities.

5.6 Finder’s Fee. The Buyer has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

5.7 Sole Representations and Warranties. Except for the representations and warranties contained in this Article 5 (as modified by the Schedules hereto), none of the Buyer or its officers, directors, stockholders, employees, Affiliates, agents or representatives makes any other express or implied representation or warranty with respect to the Buyer or the transactions contemplated by this Agreement, and the Buyer disclaims any other representations or warranties, whether made by the Buyer or its officers, directors, stockholders, employees, Affiliates, agents or representatives.

5.8 Survival of Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement or in any other agreement delivered by the Buyer pursuant to this Agreement shall survive for a period of twelve (12) months from and after the Closing Date and shall be of no further force or effect thereafter.

6. COVENANTS OF HERALD MEDIA AND THE SELLER.

Herald Media and the Seller hereby covenant and agree with the Buyer as follows:

6.1 Conduct of Business. During the period between the date of this Agreement and continuing until the earlier of the date of the termination of this Agreement pursuant to Article 10 hereof or the Closing Date, unless the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(i) Herald Media and the Seller shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled, to consummate the transactions contemplated by this Agreement;

(ii) the Seller shall conduct the business only in the ordinary course and consistent with past practice and refrain from changing or introducing any method of management or operations, including any material change to the Seller’s policies with respect to cash management and the timing of collections or payments;

(iii) the Seller shall refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset at a cost, individually or in the aggregate, of more than $100,000 and from granting a security interest in, mortgaging, pledging, subjecting to a Lien or otherwise encumbering any of its properties or assets;

(iv) the Seller shall refrain from changing any method of accounting or accounting practice used by the Seller, other than such changes required by GAAP;

(v) the Seller shall refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, other than obligations and liabilities which are Retained Liabilities, and from incurring any other contingent or fixed obligations or liabilities except obligations and liabilities which are Retained Liabilities and those that are usual and normal in the ordinary course of business;

(vi) the Seller shall refrain from entering into or amending any employment or consulting agreement (other than as may be contemplated by this Agreement) or making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors;

(vii) the Seller shall refrain from amending any Seller Benefit Plan to provide any increase in benefits thereunder or adopting any new employee benefit plan;

(viii) the Seller shall use commercially reasonable efforts to keep intact its business organization, to keep available its present officers, employees, agents and independent contractors and to preserve the goodwill of all vendors, customers and others having business relations with the Seller;

(ix) the Seller shall have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in Schedule 4.20 or equivalent insurance with any substitute insurers approved by the Buyer;

(x) the Seller shall refrain from taking any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions;

(xi) except as contemplated by this Agreement or as may be permitted by Section 6.1(xii), the Seller shall refrain from entering into or amending any Contract with any director, officer or Affiliate of the Seller;

(xii) the Seller shall refrain from entering into, amending, modifying, canceling or terminating in any material respect any Material Contract other than in the ordinary course of business;

(xiii) the Seller shall permit the Buyer and its authorized representatives to have reasonable access to all of the Seller’s properties, assets, records, Contracts and documents (except those related to Retained Liabilities and Excluded Assets) during the Buyer’s regular business hours and shall furnish to the Buyer or its authorized representatives such financial and other information with respect to the Business (other than the Retained Liabilities or Excluded Assets) and the Purchased Assets as the Buyer may from time to time reasonably request;

(xiv) the Seller shall prepare and timely file all Tax Returns with the appropriate federal, state, local and foreign governmental agencies for periods ending on or prior to the Closing Date and shall pay when due all Taxes shown on such Tax Returns as being due and payable; and

(xv) the Seller shall refrain from entering into any Contract to, directly or indirectly, take, or cause to be taken, any of the actions prohibited by this Section 6.1.

6.2 Due Diligence; Access to Information.

(i) The Seller shall take such action as may be reasonably necessary to permit the Buyer and its authorized representatives to have full access during normal business hours to all officers, employees, properties (including, but not limited to, full access to engage in any environmental inspections or investigations), assets, records, Contracts and documents related to the Business, the Purchased Assets and the Assumed Liabilities, and shall furnish to the Buyer or its authorized representatives such financial and other information with respect to the Business, the Purchased Assets and the Assumed Liabilities as the Buyer may, from time to time, reasonably request.

(ii) As soon as available, and in any event within 20 days after the end of each fiscal month, the Seller shall provide the Buyer with the balance sheet of the Seller as of the end of such fiscal month and statements of income and cash flows for such fiscal month and the portion of the fiscal year then ended of the Seller, setting forth in each case the figures for the corresponding periods of the previous fiscal year in comparative form, all in reasonable detail.

6.3 Institutional Bank Financing. The Seller and Herald Media agree to provide the Buyer, at Buyer’s cost, with such cooperation in connection with the arrangement of the institutional bank financings as may be reasonably requested by the Buyer, including:

(i) facilitating the pledge of collateral as contemplated by such financings effective as of the Closing;

(ii) using commercially reasonable efforts to cause the Seller’s independent auditors to provide customary consents and comfort letters with respect to the Seller’s financial statements, other financial information and such other matters that are customarily covered by auditors’ comfort letters, in connection with the completion of such financings;

(iii) requesting that the Seller’s independent auditors provide the Buyer’s representatives access to the auditors’ work papers relating to the Seller’s financial statements (to the extent applicable);

(iv) providing such financial statements and other information reasonably available and in its possession regarding the Seller as may be required by the lenders to consummate the transactions contemplated by such financings (including for use in any offering memoranda); it being understood that Seller makes no representation or warranty to the Buyer with respect to the accuracy or completeness of any such information other than those representations and warranties expressly set forth in Article 4 hereof;

(v) provided, that notwithstanding the foregoing the Seller shall not be required to take any action that would materially interfere with the ongoing operations of the Seller and Seller shall not be required to pay any commitment or other similar fee in connection with such cooperation.

6.4 Financial Information.

(i) Herald Media and the Seller shall provide the Buyer with (A) balance sheets for the Business as of June 27, 2004 and July 3, 2005, respectively together with statements of operations and statements of cash flows of the Business for the fiscal years ended June 29, 2003, June 27, 2004 and July 3, 2005, respectively, each of which shall have been prepared by the Seller in accordance with GAAP and the applicable provisions of Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”), and audited by the Seller’s auditors (collectively, “Audited Financial Statements”), and (B) balance sheets, statements of operations and statements of cash flow of the Business as of and for the nine (9) month periods ended April 2, 2005 and April 1, 2006, respectively which shall have been prepared by the Seller in accordance with GAAP and the applicable provisions of Regulation S-X but which shall be unaudited (collectively, the “Stub Period Financial Statements”).

(ii) If the Closing occurs on or after July 1, 2006, then, as soon as commercially reasonable following the Closing, Herald Media and the Seller shall provide the Buyer with a balance sheet for the Business as of July 3, 2006, together with a statement of operations and a statement of cash flows of the Business for the fiscal year ended July 3, 2006, each of which shall have been prepared by the Seller in accordance with GAAP and the applicable provisions of Regulation S-X, and audited by the Seller’s auditors (collectively, “2006 Audited Financial Statements”).

(iii) Herald Media and the Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to cause the independent auditors of the Seller to provide customary assistance to the Buyer and its underwriters in connection with the preparation of financial statements and related information (collectively, the “Buyer Financial Information”) sufficient to enable the Buyer to prepare financial statements sufficient for inclusion in a registration statement under the Securities Act, including compliance with the applicable provisions of Regulation S-X, including making work papers available to the Buyer’s representatives, the provision of “comfort letters” in customary form in connection with any offering or financing, delivery of consents to the inclusion of the financial statements required in connection with any offering or financing, participation in due diligence matters with respect to any offering or financing and assistance in responding to comments or questions from the SEC with respect to the Buyer’s Financial Information. Herald Media and the Seller shall cause the appropriate officers of the Seller or its Affiliates, to execute officers’ certificates or management representation letters and deliver such officers’ certificates and management representation letters to the independent auditors of the Seller with respect to the Audited Financial Statements and Stub Period Financial Statements and, if applicable, the 2006 Audited Financial Statements in a customary form and substance, to permit such auditors to issue unqualified reports with respect to the Audited Financial Statements and, if applicable, the 2006 Audited Financial Statements and in connection with procuring the consent of such auditors to the inclusion of such financial information in connection with any offering or financing (the “Management Representation Letters”). The Buyer shall reimburse Herald Media and the Seller for the reasonable costs and expenses incurred by Herald Media and the Seller pursuant to this Section 6.4.

6.5 No Other Negotiations. During the period between the date of this Agreement and continuing until the earlier of the date of the termination of this Agreement pursuant to Article 10 hereof or the Closing Date, Herald Media and the Seller will not, and will cause their respective officers, directors, Affiliates, representatives and agents not to, (i) directly or indirectly, solicit, initiate or knowingly encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, any Person (other than Buyer) relating to any transaction involving the sale of any substantial portion of the Seller’s assets (other than in the ordinary course of business), or any of the Seller’s capital stock or rights to acquire capital stock, or any merger, consolidation, business combination or similar transaction involving the Seller (collectively, a “Competing Transaction”) or (ii) enter into any Contract with respect to a Competing Transaction. Without limiting the foregoing, during the period between the date of this Agreement and continuing until the earlier of the date of the termination of this Agreement pursuant to Article 10 hereof or the Closing Date, Herald Media and the Seller shall, and shall cause their respective officers, directors, Affiliates, representatives and agents to immediately cease all existing activities, discussions and negotiations with any parties conducted prior to the date of this Agreement with respect to any inquiries or proposals relating to a Competing Transaction.

6.6 Waivers, Consents and Approvals. Herald Media and the Seller shall use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled hereunder and to obtain or make, or cause to be obtained or made, prior to the Closing Date all waivers, consents, approvals, filings and notices necessary to transfer and assign the Purchased Assets to the Buyer in accordance with this Agreement.

6.7 Hart-Scott-Rodino Act. As soon as practicable after the date of the execution and delivery of this Agreement, the Seller shall use commercially reasonable efforts to make any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”). The Seller shall furnish to the Buyer such information and reasonable assistance as the Buyer may reasonably request in connection with its preparation of any additional necessary filings or submissions to any Governmental Authority, including, without limitation, any additional filings necessary under the HSR Act. The Seller shall keep the Buyer informed of the status of any inquiries made of any such party by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

6.8 Public Disclosure. Prior to the Closing Date, Herald Media and the Seller shall not issue any press release or make any public disclosure regarding this Agreement or the transactions contemplated hereby, except (i) with the prior written consent of the Buyer, (ii) as required in connection with any filings required under the HSR Act, (iii) as required in order to obtain or make any waivers, consents, approvals or filings necessary to the performance of its obligations under this Agreement, or (iv) as otherwise required by Law.

6.9 Injunctive Relief. Herald Media and the Seller acknowledge and agree that monetary damages would not be a sufficient remedy for any breach of the provisions of Section 6.8 by Herald Media or the Seller and that, in addition to all other remedies, the Buyer shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Herald Media and the Seller further agree to waive any requirement for the securing or posting any bond in connection with any such remedy.

6.10 Fees and Expenses. All fees and expenses incurred by Herald Media or the Seller or their Affiliates in connection with the negotiation, execution and delivery of this Agreement or the consummation of the transactions as contemplated hereby, including the fees to be paid to Wachovia Capital Markets LLC and Dircks, Van Essen & Murray, shall be paid by the Seller other than fees to be borne by the Buyer pursuant to Section 6.4 hereof.

6.11 Online Services Agreement; Transition Services Agreement. Herald Media shall cause its wholly-owned subsidiary, Herald Interactive, Inc. (“Herald Interactive”) to

negotiate in good faith with the Buyer to reach final agreement upon the terms and conditions of a Online Services Agreement (the “Online Services Agreement”), which agreement shall be based upon and shall reflect the terms and conditions regarding online services to be provided by Herald Interactive to the Buyer set forth in the Term Sheet attached as Exhibit A (the “Transition Services Term Sheet”) and which shall also include such additional terms and conditions, and shall be in such form, as may be reasonably satisfactory to Herald Media, Herald Interactive, the Buyer and their respective counsel. In addition, Herald Media shall, and shall cause its wholly-owned subsidiary, Boston Herald, Inc. (“Boston Herald”) to negotiate in good faith with the Buyer to reach final agreement upon the terms and conditions of a Transition Services Agreement (the “Transition Services Agreement”), which agreement shall be based upon, and shall reflect the terms and conditions regarding certain transition services to be provided by Herald Media and/or Boston Herald to the Buyer, and certain transition services to be provided by the Buyer to Boston Herald, set forth in the Transition Services Term Sheet and which shall also include such additional terms and conditions, and shall be in such form, as may be reasonably satisfactory to Herald Media, Herald Interactive, the Buyer and their respective counsel.

7. COVENANTS OF THE BUYER.

The Buyer hereby covenants and agrees with Herald Media and the Seller as follows:

7.1 Consummation of the Agreement. The Buyer shall use its commercially reasonable efforts to satisfy each of the terms and conditions set forth in the Commitment Letters so as to ensure that the Buyer shall have sufficient funds available to fund the Aggregate Consideration and any expenses incurred by the Buyer in connection with the transactions contemplated by this Agreement. The Buyer shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled, to consummate the transactions contemplated by this Agreement. The Buyer shall refrain from taking any action which would materially interfere with the consummation of the transactions contemplated by this Agreement or materially delay the consummation of such transactions;.

7.2 Waivers, Consents and Approvals. The Buyer shall use its commercially reasonable efforts to obtain or make or cause to be obtained or made, prior to the Closing Date, all waivers, consents, approvals, notices and filings necessary to the performance of its obligations under this Agreement.

7.3 Hart-Scott-Rodino Act. As soon as practicable after the date of the execution and delivery of this Agreement, the Buyer shall make any filings required under the HSR Act. The Buyer shall each furnish to the Seller such information and reasonable assistance as the Seller may reasonably request in connection with its preparation of any additional necessary filings or submissions to any Governmental Authority, including, without limitation, any additional filings necessary under the HSR Act. The Buyer shall keep the Seller informed of the status of any inquiries made of the Buyer by the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

7.4 Environmental Assessments and Reviews. In the event that the Buyer shall conduct any environmental site assessments or environmental compliance review with respect to any Purchased Assets, the Buyer will provide the Seller with reasonable prior notice thereof, specifying the scope and manner of such assessments or review, and (i) the Buyer shall provide split samples (if samples are taken) to the Seller, if the Seller so requests, (ii) the Buyer shall provide the Seller with copies of all laboratory results and copies of final technical reports discussing the results of the assessments or review, and (iii) except as otherwise required by Law, prior to the Closing or at any time if this Agreement terminates without the occurrence of the Closing, the Buyer will not disclose the results of its site assessment or review to any Person or entity (other than the Seller, the Buyer’s advisors or the Buyer’s institutional investors and lenders (including potential financing sources) and their advisors) without the Seller’s prior written consent (which consent shall not be unreasonably withheld).

7.5 Non-Disclosure of Confidential Information.

(i) During the period between the date of this Agreement and the earlier of the Closing Date or the second anniversary of the date on which this Agreement is terminated pursuant to Article 10 hereof (the “Non-Disclosure Period”), the Buyer shall retain in strict confidence all Confidential Information (as defined below) and shall use such Confidential Information only in connection with the consummation of the transactions as contemplated hereby and shall not otherwise use any Confidential Information in connection with its business. During the Non-Disclosure Period and except as required by Law, the Buyer shall not disclose any Confidential Information to any Person other than those of its officers, directors, employees, agents, attorneys, accountants, consultants, investment bankers, lenders (including potential financing sources) and investors who need to have such Confidential Information in order to provide the Buyer with the services and support reasonably necessary to consummate the transactions as contemplated by this Agreement (collectively, the “Buyer’s Representatives”). The Buyer shall inform each of the Buyer’s Representatives that such Confidential Information shall be held in strict confidence and is subject to the provisions of this Section 7.5. The Buyer shall be liable for any breach by any Buyer’s Representative of any of the provisions of this Section 7.5.

(ii) For purposes of this Section 7.5, “Confidential Information” shall mean any information, whether written or oral, concerning the Seller, whether prepared or furnished by or on behalf of the Seller or any of its officers, directors, employees, stockholders, advisors, investment bankers, attorneys, agents, accountants or consultants, including, without limitation, all notes, analyses, compilations, studies, or other documents furnished to the Buyer or the Buyer’s Representatives, or prepared by the Buyer or the Buyer’s Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to the Buyer or the Buyer’s Representatives. Confidential Information shall not include, however, information which (i) was already in possession of the Buyer or the Buyer’s Representatives, or (ii) was or becomes publicly available other than as a result of a disclosure by the Buyer or the Buyer’s Representatives. Confidential Information shall also include the fact that the Buyer and the Buyer’s Representatives have received such Confidential Information.

(iii) In the event that the Buyer or the Buyer’s Representatives are requested or required by applicable Law or by legal or administrative process to disclose any Confidential Information, the Buyer will promptly notify the Seller of such request or requirement so that the Seller may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief, as determined by the Seller in its sole discretion, to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other Person receiving the information, or, in the Seller’s sole discretion, to waive compliance with the provisions of this Section 7.5. In any such case, the Buyer shall use its commercially reasonable efforts in cooperation with the Seller or otherwise to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer or the Buyer’s Representatives are compelled to disclose the Confidential Information, the Buyer or the Buyer’s Representatives, as applicable, will disclose only so much of the Confidential Information to the Person compelling disclosure as it believes in good faith, after receipt of written advice of outside counsel, is required by Law. The Buyer shall give, and shall cause any involved Buyer’s Representative to give the Seller prior notice of the Confidential Information which it believes is required to be so disclosed as far in advance of such disclosure as practicable.

(iv) The Buyer agrees that, during the Non-Disclosure Period, the Buyer shall not (A) without the Seller’s prior written consent (not to be unreasonably withheld), contact or engage in discussions with any customer, distributor or supplier of the Seller except in the ordinary course of the Buyer’s business and only regarding matters unrelated to the Seller, its business or the transactions contemplated by this Agreement or (B) except for the Buyer’s obligations under Section 8.1, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Seller any individual that is serving as an officer and/or any employee of the Seller, without obtaining the prior written consent of the Seller; provided that the Buyer may make general solicitations for employment not specifically directed at the Seller or its employees and employ any Person who responds to such solicitations.

(v) The Seller and the Buyer acknowledge and agree that the provisions of this Section 7.5 and Section 7.6 below shall with respect to the Seller, but not its Affiliates, supersede and replace for all purposes the obligations and undertakings of the Buyer under that certain Letter Agreement dated as of October 20, 2005 by and between Herald Media Holdings and the Buyer.

7.6 Public Disclosure. Prior to Closing, the Buyer shall not issue any press release or make any public disclosure, regarding this Agreement or the transactions contemplated hereby, except with the prior written consent of the Seller, as required in connection with any filings required under the HSR Act, as required in order to obtain or make any waivers, consents, approvals or filings necessary to the performance of its obligations under this Agreement or as otherwise required by Law.

7.7 Injunctive Relief. The Buyer acknowledges and agrees that monetary damages would not be a sufficient remedy for any breach of the provisions of Sections 7.5 or 7.6 hereof by the Buyer or the Buyer’s Representatives and that, in addition to all other remedies, the

Seller shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. The Buyer further agrees to waive, and to use its best efforts cause the Buyer’s Representatives to waive, any requirement for the securing or posting any bond in connection with any such remedy.

7.8 Fees and Expenses. All fees and expenses incurred by the Buyer in connection with the negotiation, execution and delivery of this Agreement or the consummation of the transactions as contemplated hereby, including, without limitation, all fees payable in connection with any filing to be made under the HSR Act, shall be paid by the Buyer. In addition, the Buyer shall reimburse Herald Media and the Seller for those reasonable costs and expenses incurred by Herald Media and the Seller pursuant to Section 6.4 thereof.

7.9 Online Services Agreement; Transition Services Agreement. The Buyer shall negotiate in good faith with Herald Media and Herald Interactive to reach final agreement upon the terms and conditions of the Online Services Agreement, which agreement shall be based upon and shall reflect the terms and conditions regarding online services to be provided by Herald Interactive to the Buyer set forth in the Transition Services Term Sheet and which shall also include such additional terms and conditions, and shall be in such form, as may be reasonably satisfactory to the Buyer, Herald Media, Herald Interactive and their respective counsel. In addition, the Buyer shall negotiate in good faith with Herald Media and Herald Interactive to reach final agreement upon the terms and conditions of the Transition Services Agreement, which agreement shall be based upon, and shall reflect the terms and conditions regarding certain transition services to be provided by Herald Media and/or Boston Herald to the Buyer, and certain transition services to be provided by the Buyer to Boston Herald, set forth in the Transition Services Term Sheet and which shall also include such additional terms and conditions, and shall be in such form, as may be reasonably satisfactory to the Buyer, Herald Media, Herald Interactive and their respective counsel.

8. COVENANTS OF SELLER AND BUYER WITH RESPECT TO EMPLOYEES

8.1 Offer of Employment. At least five (5) business days prior to the Closing, Seller shall provide to the Buyer a list of (i) each of the employees of the Seller who are expected to be actively employed by the Seller on the Closing Date, (ii) each of the inactive employees of the Seller who, as of the Closing Date, are expected to be on leave which has been approved by the Seller and which is based on jury duty, family or medical leave, sick leave, vacation or military duty, and (iii) each active and inactive employee’s base compensation and incentive compensation opportunities. Prior to the Closing, the Buyer shall extend offers of employment to each of the employees of the Seller who appears on the list describe in the previous sentence; provided, however that the Buyer shall not be obligated to extend offers of employment to those employees listed on Schedule 8.1. In addition, to the extent that, as of the Closing Date, there are employees of the Seller who are on worker’s compensation or short-term or long-term disability leave (collectively, the “Disabled Employees”) and, to the extent that the Seller is obligated under applicable Law to provide such Disabled Employees recall rights, reinstatement rights or other rights of active reemployment, then the Buyer shall assume the Seller’s obligations with respect to such Disabled Employees and extend offers of employment to each of them as well. All offers of employment to be made by the Buyer pursuant to this Section 8.1, all of which shall be made contingent upon and effective as of the Closing, shall provide each such employee with the opportunity to hold the same or comparable title and job responsibilities as such employee had immediately prior to the Closing, and shall provide the same level of base compensation and incentive compensation opportunities; provided, however, that nothing herein shall obligate the Buyer to provide any equity-based compensation to such employees. The individuals who accept such offers of employment from the Buyer are hereafter collectively referred to as the “Transferred Employees.” Except as may be specifically required by applicable Law, the Buyer shall have no obligation to continue any employment relationship with any employees of the Seller for any specific period of time after the Closing Date provided, however, that the Buyer shall have, with respect to former employees of the Seller, those obligations or liabilities describe in Section 1.3(iii) hereof.

8.2 Employee Benefits.

(i) Effective on the Closing Date (or, with respect to any Disabled Employee who accepts employment following the Closing Date, effective on the first date of employment), each of the Transferred Employees shall participate in the employee benefit plans, programs and arrangements that provide benefits that are comparable, in the aggregate, to the employee plans, programs and arrangements that are available to similarly situated employees of the Buyer. As to each Transferred Employee, each of the Buyer’s employee benefit plans, programs and arrangements that are made available to such Transferred Employee shall recognize service with the Seller and its Affiliates as service with the Buyer for eligibility purposes, level of benefits (but not benefit accruals) and vesting purposes.

(ii) After the Closing, the Seller shall continue to be responsible for all, and the Buyer shall not assume or otherwise be responsible for any, of the Seller’s liabilities and obligations to any employee of the Seller who does not accept the Buyer’s offer of employment, including without limitation any liability or obligation with respect to any wages, bonuses, commissions, severance and vacation liabilities and other amounts payable to such employee.

8.3 Defined Contribution Plans.

(i) Prior to or concurrent with the Closing, the Seller shall take all necessary actions to: (i) fully vest the accounts of the Transferred Employees under the Seller’s 401(k) plan (the “Seller 401(k) Plan”), (ii) permit the Transferred Employees to elect to take distributions (subject to applicable Law) of their accounts thereunder in accordance with the terms of the Seller 401(k) Plan and (iii) to the extent any Transferred Employee so elects, to roll over the amounts held under the Seller 401(k) Plan (including, to the extent administratively feasible, any outstanding loans) to a defined contribution retirement plan qualified under Section 401(a) of the Code and maintained by the Buyer or one of its Affiliates (the “Buyer 401(k) Plan”). Buyer shall cause the Buyer 401(k) Plan to accept such rollovers.

(ii) The Seller and the Buyer shall provide each other with such records and information as may be necessary or appropriate to carry out their obligations under this Section 8.3, and shall cooperate in taking such other actions as may reasonably be required to effect the distribution and rollover of the accounts as described herein.

8.4 FUTA and FICA Taxes. If permitted by applicable Law, the Seller and the Buyer agree to treat the Buyer as a “successor employer” and the Seller as a “predecessor employer” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code with respect to the Transferred Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act (“FUTA”) or the United States Federal Insurance Contributions Act (“FICA”). At the request of the Seller or the Buyer with respect to any particular applicable tax Law relating to employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax other than taxes imposed under FICA and FUTA, the Seller and the Buyer will, if permitted under applicable tax Law, treat the Buyer as a successor employer and the Seller as a predecessor employer, within the meaning of the relevant provisions of such tax Law, with respect to Transferred Employees so long as the effect of being so treated under such applicable tax Law is similar in effect to the application of Sections 3121 (a)(1) and 3306(b)(1) of Code.

8.5 No Liability. For avoidance of doubt, other than as provided in this Article 8 and Section 1.3(iii), neither the Buyer nor any of its Affiliates shall assume or have any direct or indirect obligation or liability of any nature, whether matured or unmatured, accrued or contingent, due or to become due or otherwise, to any Transferred Employee or other present or former employee of the Seller or its Affiliates, or to any dependent, survivor or beneficiary thereof, arising out of or in relation to: (i) such person’s employment with the Seller or its Affiliates or the termination of such employment or (ii) the Seller Benefit Plans.

8.6 No Third Party Beneficiaries. No provision of this Article 8 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Affiliates in respect of continued employment (or resumed employment) with the Buyer or any of its Affiliates and no provision of this Article 8 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan, program or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

9. CONDITIONS TO THE CLOSING.

9.1 Additional Conditions to the Obligations of Each Party. The respective obligations of each of the Parties to consummate the transactions in accordance with this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(i) All filings required under the HSR Act shall have been made and any applicable waiting period shall have been terminated or shall have expired.

(ii) There shall not be any Governmental Order in effect which has been issued by a court of competent jurisdiction and which is binding upon the Parties which by its terms enjoins or otherwise expressly prohibits the consummation of the Agreement.

(iii) The Escrow Agent shall have executed and delivered an escrow agreement, providing for the Escrow Amount to be held until the first anniversary of the Closing Date (or such later time as claims made by Buyer’s Indemnified Persons for indemnification pursuant to Article 12 prior to such date are resolved) (the “Escrow Agreement”), such Escrow Agreement to be in customary form reasonably acceptable to the Seller and the Buyer.

9.2 Additional Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions:

(i) The representations and warranties of the Seller set forth in Article 4 hereof shall be accurate in all respects at and as of the Closing Date as if made on the Closing Date (other than those representations and warranties that refer to or speak as of a certain date in which case such representations and warranties shall be true and correct, on and as of such other date) except for such inaccuracies which, in the aggregate, would not have a Material Adverse Effect (disregarding for these purposes, the phrases “material,” “materially,” “in all material respects,” “Material Adverse Effect” and any similar phrase in such representations and warranties).

(ii) The Seller shall have performed in all material respects all of those obligations, and shall have complied in all respects with those covenants, required to be performed or met at or prior to the Closing Date (or with respect to any covenant or agreement qualified by the phrases “material,” “materially,” “in all material respects,” “Material Adverse Effect” and any similar phrase, in all respects as so qualified).

(iii) Between the date hereof and the Closing Date, no Material Adverse Effect shall have occurred.

(iv) Any and all waivers, consents, notices or approvals which are listed on Schedule 9.2(iv) hereto shall have been obtained.

(v) The Seller shall have executed and delivered the Escrow Agreement to the Buyer and the Escrow Agent.

(vi) Herald Media shall have caused Herald Interactive to execute and deliver to the Buyer the Online Services Agreement.

(vii) Herald Media shall have executed and delivered and shall have caused Boston Herald to execute and deliver to the Buyer the Transition Services Agreement.

(viii) Herald Media shall have caused Herald Interactive, Inc. to assign all Affiliate Intellectual Property Rights set forth on Schedule 4.11(ii) hereto to the Seller for assignment and transfer to the Buyer at the Closing.

(ix) The Seller shall have delivered to the Buyer an affidavit of non-foreign status substantially in the form of attached hereto as Exhibit B, duly executed and acknowledged by Seller.

(x) The Buyer shall have received a certificate dated as of the Closing Date executed by the Secretary of the Seller certifying (x) as to the matters set forth in Section 9.2(i), (ii) and (iii), (y) resolutions duly adopted by the Board of Directors of the Seller approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that such resolutions have not been amended and remain in full force and effect; and (z) as to the incumbency of each signatory of such Person to this Agreement.

(xi) The Persons identified on Schedule 9.2(xi) shall have executed and delivered to the Parent a confidentiality, nonsolicitation and noncompetition agreement in the form attached hereto as Exhibit C.

(xii) The Seller shall have delivered the Audited Financial Statements and the Stub Period Financial Statements to the Buyer and shall have caused any related Management Representation Letters to have been executed and delivered.

9.3 Additional Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions in accordance with this Agreement shall also be subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(i) Each of the representations and warranties of the Buyer contained in Article 5 hereof shall be accurate in all material respects at and as of the Closing Date as if made on the Closing Date, other than (A) those representations and warranties that refer to or speak as of a certain date and (B) those representations and warranties which have been rendered inaccurate by changes contemplated by this Agreement.

(ii) The Buyer shall have each performed in all material respects all of those obligations, and shall have complied in all material respects with those covenants, required to be performed or met at or prior to the Closing Date.

(iii) Any and all waivers, consents or approvals which are listed on Schedule 5.3 hereto shall have been obtained.

(iv) The Buyer shall have executed and delivered the Escrow Agreement to the Seller and the Escrow Agent.

(v) The Buyer shall have executed and delivered the Transition Services Agreement to Herald Media and Boston Herald.

(vi) The Buyer shall have executed and delivered the Online Services Agreement to Herald Media and the Herald Interactive.

10. TERMINATION OF AGREEMENT.

10.1 Termination. The Parties hereby agree that this Agreement shall not be terminated, except in accordance with the provisions of this Article 10, all strictly construed against the Party seeking such termination. This Agreement may be terminated any time prior to the Closing:

(i) by mutual written consent of the Boards of Directors of the Buyer and the Seller;

(ii) by either the Buyer or the Seller if a court of competent jurisdiction shall have issued a Governmental Order (other than a temporary restraining order) or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Agreement, and such Governmental Order or other action shall have become final and nonappealable provided that the Party seeking termination shall have diligently contested such ruling and, provided, further, that the right to terminate this Agreement pursuant to this paragraph (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, has resulted in, such Governmental Order or other action; or

(iii) by either the Seller or the Buyer, if, without breach or fault of the terminating Party, the Agreement shall not be consummated on or before July 30, 2006 (the “Termination Date”).

10.2 Procedure for Termination. In the event of termination by the Buyer or the Seller, or both, pursuant to this Article 10, written notice thereof shall forthwith be given to the other.

10.3 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 10, (i) each of the Buyer and the Seller shall redeliver to the party furnishing the same or destroy all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; (ii) neither the Seller nor the Buyer shall make or issue, or cause to be made or issued, any announcement or statement concerning the termination of this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior written consent of the other party except as required by law or legal process; (iii) this Agreement shall be void and shall have no further force or effect and neither Parties hereto nor any of their respective officers, directors, stockholders, employees, agents or representatives shall have any further liability or obligation hereunder except that (A) the provisions of Sections 6.8, 6.9 and 6.10 hereof, and Sections 7.5, 7.6, 7.7 and 7.8 hereof shall survive and each of the Parties hereto shall continue to have the respective rights and obligations set forth therein, and (B) no such termination shall relieve any Party hereto from any liability for any breach of this Agreement.

11. ADDITIONAL RIGHTS AND OBLIGATIONS SUBSEQUENT TO THE CLOSING.

11.1 Collection of Assets. Subsequent to the Closing, the Buyer shall have the right and authority to collect all accounts receivables and other items included among the

Purchased Assets and transferred and assigned to it by the Seller hereunder and to endorse with the name of the Seller any checks received on account of such receivables or other items, and the Seller agrees that it will promptly transfer or deliver to the Buyer from time to time, any cash or other property that the Seller may receive with respect to any claims, Contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items pertaining to the Purchased Assets and transferred by the Seller to the Buyer pursuant to the provisions hereof.

11.2 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing in accordance with Section 4.24, Section 5.8, and Article 12 hereof, regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

11.3 Further Cooperation. If, in order properly to prepare either documents required to be filed with any Governmental Authority or its financial statements, it is necessary that either party hereto be furnished with additional information relating to the Purchased Assets or the Business and such information is in the possession of the other party hereto, such party agrees to use its best efforts to furnish such information to such other party, without cost and expense to the party being furnished such information. After the Closing Date, each of the Seller and the Buyer shall, to the extent reasonably requested by the other, assist in the preparation of (i) Tax returns relating to the Purchased Assets or Business, (ii) cooperate in preparing for any audits of, or disputes with Tax authorities regarding, any such Tax returns; (iii) make available information, records, and documents relating to Taxes relating to the Purchased Assets or Business; and (iv) furnish copies of correspondence received from any Tax authority in connection with any Tax audit or information request relating to the Purchased Assets or Business with respect to any Taxable period.

11.4 Transfer Taxes. Except for real estate transfer Taxes (i.e., deed stamps) which shall be paid by the Seller, the Buyer shall be responsible for the timely payment of all sales (including, without limitation, bulk sales), use, transfer and other similar Taxes arising out of or in connection with or attributable to the transfer of the Purchased Assets and the Business pursuant to this Agreement (collectively, “Transfer Taxes”). The party that has the primary responsibility under applicable Tax Law for filing any Tax return required to be filed in respect of Transfer Taxes shall prepare and in a timely manner file such Tax return provided that any such Tax return shall be subject to the approval of the other party, which approval shall not be unreasonably withheld. Each party shall execute and deliver to each other party at the Closing all applicable and properly completed sales/use Tax exemption certificates as either the Buyer or the Seller may reasonably request, including, but not limited to, sale for resale exemption certificates for the transfer of an inventory purchased by the Buyer for resale. Such certificates shall be in the form, and shall be signed by the proper party, as provided under applicable Law. At the request of the Buyer, with respect to each jurisdiction in which the Business has filed sales Tax returns, the Seller will cooperate with the Buyer to permit the Buyer to deliver to the applicable governmental entity, department, commission, board, agency or instrumentality, and any arbitrator, court, tribunal or judicial body, whether federal, state, county or local (“Governmental Authority”) a notice of cancellation (including, but not limited to, causing the relevant officers of the Seller to sign any necessary documents to effect such notice), effective as of the Closing Date, of the Seller’s relevant sales Tax permits or certificates of the Business.

11.5 FCC License. Prior to the Closing, the Buyer and the Seller will jointly file at the Federal Communications Commission (the “FCC”) an application to assign FCC radio license , Call Sign WZW-861 (the “FCC License”) to the Buyer on FCC Form 603. The Seller and Buyer will use reasonable efforts to obtain FCC approval of the assignment of the FCC License to the Buyer. If the FCC does not approve the assignment of the FCC License to the Buyer prior to the expiration of the authority to operate under the FCC License pursuant to the Conditional Temporary Authorization referred to in Section 11.6 hereof, the Seller shall negotiate in good faith with the Buyer to reach a mutually acceptable adjustment to the Aggregate Consideration.

11.6 Conditional Temporary Authorization under the FCC License. The Buyer will retain the FCC Form 603 with station records allowing the Buyer to operate the station under the FCC License until the FCC grants the assignment of the FCC License to the Buyer or for a maximum period of 180 days from the date FCC Form 603 is filed. During the period the Buyer operates under the FCC License under the Conditional Temporary Authorization, the Buyer shall so operate in compliance with the terms of the Radio License and applicable FCC rules, regulations, policies and orders.

11.7 Transfer of Funds from Accounts Transferred to Buyer Pursuant to Section 1.1(vi). The Buyer shall promptly within 10 days of receipt of any funds which are Excluded Assets pursuant to Section 1.1(vi), transfer such funds to the Seller or its Affiliates in accordance with instructions provided by the Seller.

11.8 Environmental Assurances.

(i) The Seller shall use commercially reasonable efforts to assist the Buyer in obtaining environmental insurance for certain offsite liabilities and obligations (including, without limitation, personal injury, natural resource damage and property damage) with respect to the Release of Hazardous Substances into the soil and groundwater on the real property known and numbered as 33 New York Avenue, Framingham, Massachusetts (“Framingham Property”) on such terms and for such amounts as the Buyer shall determine, in its sole discretion, is prudent (the “Environmental Insurance Policy”). The Environmental Insurance Policy shall name the Seller and its Affiliates and successors as additional Insureds for the full term of the Environmental Insurance Policy. The Buyer shall be solely responsible for all costs, premiums and expenses associated with the Environmental Insurance Policy, the Seller’s share of the cost of such policy to be taken into account and reflected in the preparation of the Closing Balance Sheet.

(ii) The Buyer shall promptly following Closing, make appropriate notification to the Massachusetts Department of Environmental Protection and the Massachusetts Water Resources Authority regarding the change in ownership of the Framingham property.

12. INDEMNIFICATION.

12.1 Definitions. For purposes of this Article 12:

“Losses” means all losses, damages (other than punitive, incidental or consequential damages; provided that punitive, incidental or consequential damages actually paid to third parties that may be imposed or otherwise incurred or suffered shall also be deemed “Losses” hereunder), liabilities, payments and obligations, and all expenses related thereto. Losses shall include any legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of or in connection with any alleged or asserted liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action. The amount of all Losses shall be calculated net of any insurance proceeds paid to an Indemnified Person (less costs of recovery).

The “Buyer’s Indemnified Persons” means the Buyer and any entity that directly or indirectly controls, or is controlled by, or is under common control with, the Buyer, and their respective directors, officers, employees, stockholders, members, advisors and agents.

“Indemnified Person” means any Person entitled to be indemnified under this Article 12.

“Indemnifying Person” means any Person obligated to indemnify another entity under this Article 12.

The “Seller’s Indemnified Persons” means the Seller and any entity that directly or indirectly controls, or is controlled by, or is under common control with, the Seller, and their respective directors, officers, employees, stockholders, members, advisors and agents.

“Third Party Action” means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any Person believes it may be an Indemnified Person hereunder.

12.2 Indemnification by Herald Media and the Seller.

(i) Subject to the limitations in paragraph (ii) below from and after the date of the Closing, Herald Media and the Seller shall defend, indemnify and hold harmless the Buyer’s Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(a) resulting from or arising out of any breach of any of the representations or warranties set forth in Article 4 hereof or any certificates delivered pursuant to Section 9.2(ix) or 9.2(x); provided, however that for purposes of this Article 12, the representations and warranties of the Seller set forth in Section 4.6 hereof with respect to the 2005 Financial Statements and the Interim Financial Statements shall be deemed to have been made only with respect to the Audited Financial Statements and the Stub Period Financial Statements, respectively, and the representations warranties of the Seller set forth in Section 4.7 hereof shall be deemed to have been made only in reference to Audited Financial Statements and the Stub Period Financials and the most recent dates thereof, and not in reference to 2005 Financial Statements or the Interim Financial Statements or the dates thereof;

(b) resulting from or arising out of any breach of any covenant of the Seller set forth in Article 3, Article 6 or Article 11;

(c) in respect of any Retained Liability; or

(d) resulting from or arising out of the claims of any broker, finder, investment banker, financial advisor or other entity acting in a similar capacity on behalf of the Seller or any of its Affiliates in connection with the transactions herein contemplated.

(ii) Herald Media and the Seller shall not have any liability under paragraph (a) of clause (i) above unless one or more of the Buyer’s Indemnified Persons gives written notice to the Seller, asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, within twelve (12) months following the Closing Date.

(iii) Indemnification for any Loss under paragraph (a)(x) of clause (i) above shall be payable by Herald Media and the Seller only if the aggregate amount of all such Losses hereunder by the Buyer’s Indemnified Persons shall exceed One Million Dollars ($1,000,000) (the “Threshold Amount”) and, in such case, the Buyer may recover the amount of such Losses in excess of Five Hundred Thousand Dollars ($500,000). The maximum aggregate liability of Herald Media and the Seller for indemnification claims for Losses under paragraph (a) of clause (i) above shall be Five Million Dollars ($5,000,000), and shall only be paid out of the Escrow Amount. Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 12.2, in determining the existence of a breach of any representation, warranty, covenant or agreement and the amount of Losses, the phrases “material,” “materially,” “in all material respects,” “Material Adverse Effect” and any similar phrase shall be disregarded.

(iv) Except with respect to the claims based on actual fraud and claims for injunctive relief or specific performance of the covenants set forth in this Agreement, the indemnification remedy provided to the Buyer and the Buyer’s Indemnified Persons shall be the exclusive remedy to which the Buyer’s Indemnified Persons shall be entitled after the Closing for any breach by Herald Media or the Seller of any representation or warranty or any pre-Closing covenant under this Agreement.

12.3 Indemnification by the Buyer.

(i) Subject to the limitations in paragraph (ii) below, from and after the date of the Closing, the Buyer shall defend, indemnify and hold harmless the Seller’s Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

(a) resulting from or arising out of any breach of any of the representations or warranties set forth in Article 5 hereof or any covenant of the Buyer set forth in Article 3, Article 7 or Article 11 contained in this Agreement;

(b) resulting from or arising out of the claims of any broker, finder, investment banker, financial advisor or other entity acting in a similar capacity on behalf of the Buyer in connection with the transactions herein contemplated; or

(c) in respect of any Assumed Liability.

(ii) Except with respect to claims based on actual fraud, and claims for injunctive relief or specific performance of the covenants set forth in this Agreement, the indemnification remedy provided to the Seller’s Indemnified Persons shall be the exclusive remedy to which the Seller’s Indemnified Persons shall be entitled after the Closing for any breach by the Buyer of any representation or warranty or any covenant under this Agreement.

12.4 Defense of Third Party Actions.

(i) Promptly after receipt of notice of any Third Party Action, any Person who believes he or it may be an Indemnified Person shall give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder except to the extent it was materially prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 12.

(ii) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action as the case may be, but not to control the defense, negotiation or settlement of a Third Party Action which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (iii) below.

(iii) By written notice within forty five (45) days after receipt of a notice of a Third Party Action an Indemnifying Person may elect to, with respect to a Third Party Action, assume control of the defense, negotiation and settlement thereof with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (A) to promptly indemnify the Indemnified Person for its expenses to date, and (B) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Persons shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person.

(iv) Upon assumption of control of the defense of a Third Party Action under paragraph (iii) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action, other than reasonable expenses of investigation and monitoring.

(v) Any Person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense, as the case may be.

12.5 Purchase Price Adjustment. Any amounts recovered by either party under this Article 12 shall be treated by all parties as an adjustment to the purchase price for Tax purposes.

13. GENERAL PROVISIONS.

13.1 Notices. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of electronic mail or facsimile transmission) addressed as provided below shall be (i) delivered by hand, (ii) transmitted by electronic mail or facsimile with transmission confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:

If to Herald Media or the Seller to:

CP Media, Inc.

c/o Herald Media, Inc.

One Herald Square

Boston, MA 02118

Attn: Patrick J. Purcell, President

Facsimile Number: (617) 451-3506

E-Mail Address: ppurcell@bostonherald.com

with a copy to

Paul J. Hartnett, Jr., Esq.

Brown Rudnick Berlack Israels LLP

One Financial Center

Boston, Massachusetts 02111

Facsimile Number: (617) 289-0451

E-Mail Address: phartnett@brownrudnick.com

If to the Buyer, to:

GateHouse Media, Inc.

Attn: Mike Reed, Chief Executive Officer

1101 West 31st Street, Suite 200

Downers Grove, IL 60515

Facsimile: (630) 368-8976

E-mail Address: mreed@liberty-group.com

with a copy to:

William N. Dye, Esq.

Rosalind F. Kruse, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, N.Y. 10019-6099

Facsimile Number: (212)728-8111

E-Mail Address: wdye@willkie.com; rkruse@willkie.com

and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 13.1 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective three (3) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

13.2 Entire Agreement. This Agreement, including all Schedules to this Agreement, all of which are hereby incorporated herein by reference, constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

13.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

13.4 Assignability. This Agreement may not be assigned otherwise than by operation of Law without the prior written consent of the other Party, provided, however, that the Buyer may assign its rights hereunder to any Affiliate and to any lender providing financing in support of the transactions as contemplated hereby, but such assignment shall not relieve either the Buyer from its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

13.5 Amendment. This Agreement may be amended only by a written agreement executed by and among both Parties.

13.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

13.7 Effect of Table of Contents and Headings. The table of contents and the titles of article and section headings herein contained have been provided for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

13.8 Governing Law; Jurisdiction; Specific Performance. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (other than the choice of law principles thereof). Any and all controversies, claims or disputes arising under this Agreement shall be heard exclusively in a state or federal court of competent jurisdiction in the State of Delaware. Each of the Buyer and the Seller agrees that all service of process in any such proceeding may be effected by delivery in the same manner as delivery of notice in accordance with Section 13.1 hereof and agrees to waive any objection, including, without limitation, any objection to the laying of venue or any objection based upon forum non conveniens, which it may now or hereafter have to the bringing of any such proceeding in any such jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.

GATEHOUSE MEDIA, INC.

By:	/s/ Michael E. Reed
Name:	Mike Reed
Title:	Chief Executive Officer

CP MEDIA, INC.

By:	/s/ Patrick J. Purcell
Name:	Patrick J. Purcell
Title:	President

HERALD MEDIA, INC.

By:	/s/ Patrick J. Purcell
Name:
Title: